                                               Filed Pursuant to Rule 424(b)(2)
                                                    Registration No. 333-35398

                                8,800,000 Shares

                                (COX RADIO LOGO)

                              Class A Common Stock

                               ------------------

     We are selling 8,800,000 shares of Class A common stock.

     Cox Enterprises, Inc., the ultimate parent company of Cox Radio, has agreed to purchase directly from Cox Radio in a private placement $100 million of Class A common stock at a per share price equal to the public offering price per share, less the underwriting discounts and commissions.

     The Class A common stock trades on The New York Stock Exchange under the symbol "CXR." On June 21, 2000, the last reported sale price for the Class A common stock on The New York Stock Exchange was $29.56 per share.

     The underwriters have an option to purchase a maximum of 1,320,000 additional shares to cover over-allotments of shares.

     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE S-5.

                                                                         UNDERWRITING
                                                           PRICE TO      DISCOUNTS AND    PROCEEDS TO
                                                            PUBLIC        COMMISSIONS      COX RADIO
                                                         ------------    -------------    ------------
Per Share............................................       $29.00          $1.16            $27.84
Total................................................    $255,200,000    $10,208,000      $244,992,000

     Delivery of the shares of Class A common stock will be made on or about June 27, 2000.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON                            MORGAN STANLEY DEAN WITTER
          ALLEN & COMPANY INCORPORATED
                      BANC OF AMERICA SECURITIES LLC
                                 FIRST UNION SECURITIES, INC.
                                           ROBERTSON STEPHENS
                                                  SALOMON SMITH BARNEY

            The date of this prospectus supplement is June 21, 2000.

                               ------------------

                               TABLE OF CONTENTS

                             PROSPECTUS SUPPLEMENT

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT SUMMARY.........   S-1
  Cox Radio, Inc......................   S-1
  Pending Transactions................   S-2
  Recent Developments.................   S-2
  The Offering........................   S-4
RISK FACTORS..........................   S-5
USE OF PROCEEDS.......................   S-8
PRICE RANGE OF CLASS A COMMON STOCK...   S-8
DIVIDEND POLICY.......................   S-8
CAPITALIZATION........................   S-9
SELECTED FINANCIAL INFORMATION AND
  OTHER DATA..........................  S-10
SELECTED UNAUDITED PRO FORMA COMBINED
  FINANCIAL INFORMATION...............  S-11
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................  S-13
BUSINESS..............................  S-18
MANAGEMENT............................  S-19
CERTAIN UNITED STATES FEDERAL TAX
  CONSIDERATIONS FOR NON-U.S.
  HOLDERS.............................  S-21
UNDERWRITING..........................  S-25
NOTICE TO CANADIAN RESIDENTS..........  S-27
LEGAL MATTERS.........................  S-28

                                   PROSPECTUS

                                        PAGE
                                        ----
COX RADIO, INC........................     1
THE COX RADIO TRUSTS..................     2
USE OF PROCEEDS.......................     3
RATIO OF EARNINGS TO FIXED CHARGES....     3
DESCRIPTION OF CAPITAL STOCK..........     4
DESCRIPTION OF THE DEBT SECURITIES....     6
DESCRIPTION OF JUNIOR SUBORDINATED
  DEBENTURES..........................    20
DESCRIPTION OF TRUST PREFERRED
  SECURITIES..........................    29
DESCRIPTION OF PREFERRED SECURITIES
  GUARANTEES..........................    38
RELATIONSHIP AMONG THE TRUST PREFERRED
  SECURITIES, THE CORRESPONDING JUNIOR
  SUBORDINATED DEBENTURES OR OTHER
  DEBT SECURITIES AND THE PREFERRED
  SECURITIES GUARANTEES...............    41
DESCRIPTION OF STOCK PURCHASE
  CONTRACTS AND STOCK PURCHASE
  UNITS...............................    42
PLAN OF DISTRIBUTION..................    43
LEGAL MATTERS.........................    43
EXPERTS...............................    44
WHERE YOU CAN FIND MORE INFORMATION...    44
INFORMATION INCORPORATED BY
  REFERENCE...........................    44

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THESE DOCUMENTS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THESE DOCUMENTS MAY ONLY BE ACCURATE ON THE RESPECTIVE DATES THEREOF.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus supplement and the accompanying prospectus contain or incorporate "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are subject to a number of risks and uncertainties, many of which are beyond Cox Radio's control. Forward-looking statements are typically identified by the words "believe," "expect," "anticipate," "intent," "estimate," "plan" or similar expressions. Actual results could differ materially from those contemplated by these forward-looking statements as a result of factors, which we refer to as "cautionary statements," such as operating risks, the impact of competitors, the results of financing efforts, litigation and risks of non-approval or delays in the issuance of licenses by the Federal Communications Commission, which we refer to as the "FCC," and those risks described under "Risk Factors." In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking information contained or incorporated in this prospectus supplement or the accompanying prospectus will in fact transpire. Potential investors are cautioned not to place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements. All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements.

                        ABOUT THIS PROSPECTUS SUPPLEMENT

     This prospectus supplement contains the terms of this offering. A description of our capital stock is contained in the accompanying prospectus. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

     It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Where You Can Find More Information About the Company" below.

                            WHERE YOU CAN FIND MORE
                         INFORMATION ABOUT THE COMPANY

     We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the public reference rooms. Our Securities and Exchange Commission filings are also available to the public at the Commission's web site at http://www.sec.gov.

     The Securities and Exchange Commission allows us to "incorporate by reference" into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and later information filed with the Securities and Exchange Commission will update and supersede such information. We incorporate by reference our Annual Report on Form 10-K for the year ended December 31, 1999, as amended, our Current Report on Form 8-K dated August 30, 1999 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, including the documents incorporated by reference therein, and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

                         PROSPECTUS SUPPLEMENT SUMMARY

     This summary contains basic information about us and the offering. Because it is a summary, it does not contain all the information that you should consider before investing. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors and our financial statements and the related notes to those statements included or incorporated by reference into this prospectus supplement and the accompanying prospectus.

                                COX RADIO, INC.

     Cox Radio is one of the largest radio broadcasting companies in the U.S. We are focused primarily on maximizing the revenues and broadcast cash flow of our radio stations by operating and developing clusters of stations in demographically attractive and rapidly growing markets.

     As a result of our management, programming and sales efforts, our radio stations are characterized by strong ratings and above average power ratios, which are the ratios of advertising revenues to ratings. In addition, we have a track record of acquiring, repositioning and improving the operating performance of previously underperforming stations. Our senior operating management is comprised of five individuals with an average of over 27 years of experience in the radio broadcasting industry. We believe that our experienced senior management team is well positioned to manage larger radio station clusters and take advantage of new opportunities arising in the U.S. radio broadcasting industry.

     Our stations are diversified in terms of format, target audience, geographic location and stage of development. We believe that a number of our stations have significant growth opportunities or turnaround potential and can therefore be characterized as developing stations. We believe these stations can achieve significant broadcast cash flow growth by employing our operating strategy. We believe that our portfolio of stations in different stages of development enables us to maximize our growth potential.

     We operate our stations in clusters to:

     - enhance net revenue growth by increasing the appeal of our radio stations to advertisers and enabling our stations to compete more effectively with other forms of advertising; and

     - achieve operating efficiencies by consolidating broadcast facilities, eliminating duplicative positions in management and production and reducing overhead expenses.

     In addition, we have demonstrated an ability to acquire underperforming stations with turnaround potential and develop them into ratings and revenue leaders. We have achieved this through our management philosophy which emphasizes:

     - market research and targeted programming;

     - a customer-focused selling strategy; and

     - marketing and promotional activities.

     This management philosophy is designed and coordinated by our experienced senior operating management and implemented on a local level by our station managers. We invest significant resources to identify and train local managers who are given:

     - responsibility for day-to-day operations of our stations; and

     - flexibility to develop policies that will improve station performance and establish long-term relationships with advertisers and listeners.

     During the last several years, we have implemented our clustering strategy through the acquisition of radio stations in several existing markets and by building new clusters through acquisitions in select new markets. We intend to continue to make acquisitions in the markets in which we operate. We may also make opportunistic acquisitions in additional markets where we believe that we can cost-effectively achieve a leading position in terms of audience and revenue share. In evaluating acquisition opportunities in these additional markets, we intend to focus primarily on demographically attractive markets, such as those in the Sunbelt, and markets ranked between 10 and 70 in terms of radio advertising revenues. We believe that such markets offer the greatest potential for growth relative to the cost of entry. We also believe that we will have the financial resources and management expertise to continue to pursue our acquisition strategy.

                              PENDING TRANSACTIONS

     In August 1999, we agreed to acquire: one FM station in Miami, Florida; one FM station in Atlanta, Georgia; two AM stations and four FM stations in Jacksonville, Florida; two AM stations and two FM stations in Stamford/Norwalk, Connecticut; and one FM station and local sales rights at a second FM station in New Haven, Connecticut (collectively, the "AMFM Stations"), in exchange for one AM station and one FM station in Los Angeles, California, and approximately $3 million in cash. In October 1999, we began operating the AMFM Stations pursuant to local marketing or joint sales agreements. Pending regulatory approvals, including obtaining a temporary waiver of the FCC's newspaper-radio cross-ownership rule for the acquisition of the Atlanta station, we anticipate consummating this transaction in the third quarter of 2000.

     In March 2000, we agreed to acquire one FM station in Miami, Florida (the "Miami Station"). This station will be acquired, along with one FM station and one AM station in Hartford, Connecticut, and one FM station in Gloucester, Massachusetts, for approximately $125 million. As part of the agreement, we further agreed to sell the assets of the Hartford and Gloucester stations to certain principals of the previous owner for approximately $25 million. We anticipate consummating these transactions in the third quarter of 2000.

     Also in March 2000, we agreed to acquire three FM stations in Houston, Texas, and three FM stations and one AM station in Richmond, Virginia (collectively, the "Clear Channel Stations"), for approximately $380 million. Pending regulatory approvals, we anticipate consummating this acquisition in the third quarter of 2000.

     In June 2000, we exercised our right of first refusal and have agreed to acquire all of the capital stock of Midwestern Broadcasting Company, Inc., which owns WALR-FM serving the Atlanta market, for $280 million. WALR-FM is Atlanta's fourth-ranked radio station among adults 25-54. Pending regulatory approvals, we anticipate consummating this transaction in the second half of 2000.

     In a related transaction, we entered into an asset exchange agreement with Salem Communications Corporation, under which we would exchange the license and transmitting facilities of WALR-FM, as well as the license and transmitting facilities of one AM station serving San Antonio, Texas, and one AM station serving Tampa, Florida, for the license and transmitting facilities of an FM station serving Houston, Texas. Under this agreement, we would retain the intellectual property of WALR-FM and intend to broadcast this programming on one of our existing FM stations serving Atlanta. Pending regulatory approvals, we anticipate consummating this exchange transaction concurrently with the closing of the acquisition of Midwestern Broadcasting. We collectively refer to the acquisition of Midwestern Broadcasting and the related exchange transaction as the "WALR Transaction."

                              RECENT DEVELOPMENTS

     In April 2000, we disposed of the assets of one FM station serving the Honolulu, Hawaii market for approximately $6.6 million. Cox Radio continues to manage this station's local, regional and national sales efforts under a joint sales agreement.

     In May 2000, we acquired the assets of two FM stations and one AM station serving the Honolulu, Hawaii market for approximately $17.8 million.

     At Cox Radio's annual meeting on May 11, 2000, our stockholders, among other things, approved an increase in the number of authorized shares of our capital stock and a three-for-one stock split of our outstanding stock. As a result, our authorized shares of capital stock now consist of 210,000,000 shares of Class A common stock, 135,000,000 shares of Class B common stock and 15,000,000 shares of preferred stock. In addition, the three-for-one stock split was distributed on May 19, 2000 to holders of record on

May 12, 2000. In connection with the stock split, the par value of each share of Cox Radio's capital stock was reduced from $1.00 to $0.33 per share. All share information in this prospectus supplement has been revised to reflect the increase in the number of authorized shares of capital stock and the three-for-one stock split.

     We are in the process of replacing our existing $300 million credit facility with $700 million of new credit facilities, consisting of a $350 million 364-day credit facility and a $350 million 5-year credit facility. We expect that the new credit facilities will have variable interest rates based on our credit ratings. The new credit facilities are subject to negotiation of definitive documentation and, although we cannot assure you when or if we will complete these negotiations, we expect to have the new credit facilities in place by the end of the second quarter or early in the third quarter of 2000.

                                  THE OFFERING

Class A common stock offered
by Cox Radio(1):
  Shares to be sold to the
  public in this offering(2)..   8,800,000 shares
  Shares to be sold to Cox
     Enterprises(3)...........   3,591,954 shares

Common stock outstanding after
the offering:
  Class A common stock(4).....   40,521,070 shares
  Class B common stock(5).....   58,733,016 shares

Voting Rights.................   There are two classes of Cox Radio common stock
                                 outstanding: Class A common stock and Class B common stock. Except with respect to voting and conversion rights, each class of common stock is identical. The Class A common stock and Class B common stock generally vote as a single class with respect to all matters submitted to a vote of stockholders. However, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. Each share of Class B common stock is convertible into one share of Class A common stock.

Use of proceeds...............   The net proceeds from the sale of the Class A
                                 common stock we are offering in this prospectus supplement will be used to partially finance pending acquisitions, to repay outstanding indebtedness and for general corporate purposes.

Dividend policy...............   We have never paid dividends on our common
                                 stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Risk factors..................   See "Risk Factors" and the other information
                                 included in this prospectus supplement for a discussion of risks you should carefully consider before deciding to invest in shares of our Class A common stock.

New York Stock Exchange
symbol........................   "CXR"
---------------

(1) Excludes 1,320,000 shares of Class A common stock that are subject to purchase from us upon exercise of the underwriters' over-allotment option.
(2) Cox Enterprises currently indirectly owns approximately 68% of the common stock of Cox Radio and has approximately 95% of the voting power of Cox Radio. After giving effect to this offering, assuming the underwriters do not exercise their over-allotment option and including Cox Enterprises' purchase of shares of Class A common stock, Cox Enterprises will own approximately 63% of the common stock of Cox Radio representing approximately 94% of the voting power of Cox Radio.
(3) Cox Enterprises has agreed to purchase directly from Cox Radio in a private placement $100 million of Class A common stock at a per share price equal to the public offering price per share, less underwriting discounts and commissions.
(4) Based on the number of shares of Class A common stock outstanding on March 31, 2000. It does not include 838,289 shares of Class A common stock reserved for issuance upon the exercise of outstanding stock options under our stock option plans.
(5) Cox Enterprises indirectly owns all of the outstanding Class B common stock.

                                  RISK FACTORS

     You should carefully consider the risks described below before buying shares in this offering. If any of the following risks actually occur, our business, results of operations and financial condition could be materially and adversely affected, the trading price of our Class A common stock could decline, and you might lose all or part of your investment.

RISKS ASSOCIATED WITH COX RADIO'S ACQUISITION STRATEGY

     A principal component of our business strategy is the acquisition of additional radio stations. In addition to the pending transactions described herein, we intend to continue to evaluate the acquisition of additional radio stations or radio station groups. There can be no assurance that future acquisitions will be available on attractive terms. In addition, there can be no assurance that any synergies or savings will be achieved as a result of any acquisitions, that the integration of Cox Radio and new stations or management groups can be accomplished successfully or on a timely basis, that stations acquired for their growth potential will in fact grow or that other aspects of our acquisition strategy can be implemented. Although we have entered into definitive agreements regarding the pending transactions described herein, there can be no assurance that any of the pending transactions will be consummated. Consummation of the pending transactions is subject to certain closing conditions, including the receipt of FCC approvals, which receipt cannot be assured.

COMPETITION IN THE RADIO BROADCASTING INDUSTRY

     The radio broadcasting industry is a highly competitive business. Our radio stations compete against other radio stations and other media (including new media technologies that are being developed or introduced) for audience share and advertising revenue. Factors that are material to a station's competitive position include management experience, the station's audience share rank in its market, transmitter power, assigned frequency, audience characteristics, local program acceptance and the number and characteristics of other stations in the market area. Recent changes in the law and in FCC rules and policies have increased the number of radio stations a broadcaster may own in a given market and permit, within limits, joint arrangements with other stations in a market relating to programming, advertising sales and station operations. No assurance can be given that any of our stations will be able to maintain or increase their current audience ratings and advertising revenue share.

GOVERNMENT REGULATION OF THE BROADCASTING INDUSTRY

     The radio broadcasting industry is subject to extensive and changing regulation. Among other things, the Communications Act of 1934, as amended, and FCC rules and policies limit the number of radio stations that one entity can own in a given market and restrict ownership in markets where a licensee has an attributable interest in a daily newspaper. The Communications Act, and FCC rules and policies also require FCC approval for transfers of control and assignments of FCC licenses. The filing of petitions or complaints against FCC licensees, such as Cox Radio, could result in the FCC delaying the grant of, or refusing to grant, its consent to the assignment of licenses to or from an FCC licensee or the transfer of control of an FCC licensee. In certain circumstances, the Communications Act, and FCC rules and policies will operate to impose limitations on alien ownership and voting of our common stock. There can be no assurance that there will be no changes in the current regulatory scheme, the imposition of additional regulations or the creation of new regulatory agencies, which changes could restrict or curtail our ability to acquire, operate and dispose of stations or, in general, to compete profitably with other operators of radio and other media properties.

     Each of our radio stations operates pursuant to one or more licenses issued by the FCC. Under FCC rules, radio licenses are granted for a term of eight years. Our licenses expire at various times between the years 2004 and 2006. Although we will apply to renew these licenses, third parties may challenge our renewal applications. While we are not aware of facts or circumstances that would prevent us from having our current licenses renewed, there can be no assurance that the licenses will be renewed. Failure to obtain the renewal of any of our broadcast licenses or to obtain FCC approval for an assignment or transfer to us of a license in connection with a radio station acquisition may have a material adverse effect on our business and operations. In addition, if we or any of our officers, directors or significant stockholders materially violates the FCC's rules and regulations or the Communications Act, is convicted of a felony or is found to have engaged in unlawful anticompetitive conduct or fraud upon another government agency, the FCC may, in response to a petition from a third party or on its own initiative, in its discretion, commence a proceeding to impose sanctions upon us which could involve the imposition of monetary fines, the revocation of Cox Radio's broadcast licenses or other sanctions. If the FCC were to issue an order denying a license renewal application or revoking a license, we would be required to cease operating the applicable radio station only after we had exhausted all rights to administrative and judicial review without success.

CONTROL OF COX RADIO BY COX ENTERPRISES AND POTENTIAL CONFLICTS OF INTEREST

     Cox Enterprises, through wholly owned subsidiaries, owns approximately 68% of the outstanding common stock of Cox Radio and has approximately 95% of the voting power of Cox Radio. After giving effect to this offering, assuming the underwriters do not exercise their over-allotment option and including Cox Enterprises' purchase of shares of Class A common stock, Cox Enterprises will own approximately 63% of the common stock of Cox Radio representing approximately 94% of the voting power of Cox Radio. As a result, Cox Enterprises has sufficient voting power to elect all the members of the board of directors of Cox Radio and effect transactions without the approval of Cox Radio's public stockholders, except for those limited transactions that require a separate class vote. The interests of Cox Enterprises, other subsidiaries of which operate businesses in other industries, including television broadcasting, broadband communications, auto auctions, Internet content development and newspapers, may from time to time diverge from the interests of Cox Radio. In addition, from time to time, Cox Radio enters into transactions with Cox Enterprises or its affiliates and has entered into a credit facility with Cox Enterprises. Conflicts of interest between Cox Radio and Cox Enterprises could arise with respect to business dealings between them, including potential acquisitions of businesses or properties, the issuance of additional securities and the election of new or additional members of Cox Radio's board of directors. The Audit Committee of Cox Radio's board of directors consists of independent directors and addresses certain potential conflicts of interest and related party transactions that may arise between Cox Radio and Cox Enterprises and its other affiliates. However, there can be no assurance that any conflicts of interest will be resolved in favor of Cox Radio.

ANTI-TAKEOVER AND OTHER PROVISIONS OF THE COX RADIO CERTIFICATE OF INCORPORATION COULD DELAY OR DETER A CHANGE OF CONTROL

     Inability of stockholders to call special stockholders meeting; Cox Enterprises' right to act without a meeting. The Cox Radio certificate of incorporation provides that a special meeting of stockholders may be called only by the Cox Radio board. The principal effect of this provision is to prevent stockholders from forcing a special meeting. In addition, the Cox Radio certificate of incorporation provides that any action required by the Delaware general corporate law to be taken at any annual or special meeting of stockholders, and any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of record of shares of the outstanding stock of Cox Radio having not less than the minimum number of votes necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. However, if stockholder action is taken by written consent, Cox Radio, in accordance with the rules and regulations of the Securities and Exchange Commission, will be required to send each stockholder entitled to vote on the matter voted on, but whose consent was not solicited, a written information statement at least 20 calendar days prior to the earliest date on which the corporate action may be taken. Such information statement will contain information substantially similar to that which would have been contained in a proxy statement complying with
Schedule 14A of the Securities Exchange Act of 1934.

     Procedures for stockholder proposal. The Cox Radio certificate of incorporation provides that a stockholder must furnish written notice to the secretary of Cox Radio of any nomination or business proposal to be brought before a stockholders meeting not less than 30 nor more than 60 days prior to the meeting as originally scheduled. In the event that less than 40 days' public notice of a meeting is given by Cox Radio, a stockholder must furnish notice of a nomination or business proposal not later than the close of business on the tenth day following the mailing or the public disclosure of notice of the meeting date. These procedures prohibit last minute attempts by any stockholder to nominate a director or present a business proposal at an annual stockholders meeting, even if such a nomination or proposal might be desired by a majority of the stockholders.

     Foreign ownership. The Cox Radio certificate of incorporation restricts the ownership, voting and transfer of Cox Radio's capital stock, including the Class A common stock and the Class B common stock, in accordance with the Communications Act of 1934 and the rules of the FCC, to prohibit ownership of more than 25% of Cox Radio's outstanding capital stock (or more than 25% of the voting rights it represents) by or for the account of aliens or corporations otherwise subject to domination or control by aliens. The Cox Radio certificate of incorporation also prohibits any transfer of its capital stock that would cause it to violate this prohibition. In addition, the Cox Radio certificate of incorporation authorizes the Cox Radio board of directors to adopt such provisions as it deems necessary to enforce these prohibitions, including the inclusion of a legend regarding restrictions on foreign ownership of the capital stock of Cox Radio on the certificates representing such capital stock. The Class A common stock certificates contain a certification that must be executed by the transferee of any such certificate before transfers of the shares represented thereby may be made on the books of Cox Radio. Such certification addresses whether such transferee, or any person or entity for whose account such shares will be held, is an alien. In addition, the Cox Radio certificate of incorporation provides that Cox Radio reserves the right to refuse to honor any transfer of the capital stock of Cox Radio which, in the judgment of Cox Radio or its transfer agent, would or might constitute a violation of the Communications Act or the FCC rules and regulations.

                                USE OF PROCEEDS

     We expect to receive net proceeds from the sale of our Class A common stock of approximately $344.5 million ($381.2 million if the underwriters' over-allotment option is exercised in full), after deducting the underwriting discounts and commissions and offering expenses. We intend to use these proceeds to partially finance pending acquisitions, to repay outstanding indebtedness and for general corporate purposes. We subsequently expect to borrow additional amounts necessary to complete our pending acquisitions. See "Prospectus Supplement Summary -- Pending Transactions."

                      PRICE RANGE OF CLASS A COMMON STOCK

     Our Class A common stock is listed for trading on the New York Stock Exchange under the symbol "CXR." The following table sets forth on a per share basis the high and low sales prices for consolidated trading in our Class A common stock as reported on the New York Stock Exchange Composite Tape for the quarters indicated. These market prices have been adjusted for the three-for-one split of all classes of our capital stock, distributed on May 19, 2000.

                                                               HIGH     LOW
                                                              ------   ------
1998
First Quarter...............................................  $16.33   $11.75
Second Quarter..............................................   17.13    13.23
Third Quarter...............................................   15.90    11.33
Fourth Quarter..............................................   15.17     8.75
1999
First Quarter...............................................   17.08    12.44
Second Quarter..............................................   19.00    16.17
Third Quarter...............................................   20.25    17.21
Fourth Quarter..............................................   35.67    19.25
2000
First Quarter...............................................   34.83    20.17
Second Quarter (through June 21, 2000)......................   32.00    22.92

     On June 21, 2000, the closing price of our Class A common stock was $29.56 per share. Stockholders should obtain current market quotations before making any decision with respect to an investment in the Class A common stock.

     As of June 21, 2000, there were 340 holders of record of our Class A common stock. This number excludes beneficial owners of Class A common stock held in street name.

                                DIVIDEND POLICY

     We have never paid any dividends on our stock, and we do not anticipate paying any cash dividends on our common stock in the foreseeable future. The current policy of our board of directors is to retain earnings to finance the operations and expansion of our business. Any future determination to pay dividends will depend on our results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by our board of directors.

                                 CAPITALIZATION

     The following table sets forth the capitalization of Cox Radio as of March 31, 2000 on an historical basis, updated for Cox Radio's three-for-one stock split distributed on May 19, 2000, and as adjusted to give effect to the issuance of 8,800,000 shares of Class A common stock in this offering and an additional 3,591,954 shares to be sold to Cox Enterprises in the concurrent private placement at the public offering price per share, less underwriting discounts and commissions. The as adjusted column below does not give effect to the acquisitions of the AMFM Stations, the Miami Station, the Clear Channel Stations or to the WALR Transaction. See "Prospectus Supplement
Summary -- Pending Transactions." We expect the aggregate cash requirements to complete the acquisitions of the AMFM Stations, the Miami Station and the Clear Channel Stations will be approximately $407.4 million, and we expect the cash requirements to complete the WALR Transaction will be approximately $280.0 million. We expect to fund these acquisitions with the proceeds from this offering, cash from operations and additional borrowings.

                                                                  MARCH 31, 2000
                                                              -----------------------
                                                                               AS
                                                                ACTUAL      ADJUSTED
                                                              ----------   ----------
                                                              (DOLLARS IN THOUSANDS)
Cash and cash equivalents, including restricted cash........   $ 84,205     $208,697
                                                               ========     ========
Long-term debt:
  Credit agreement..........................................   $220,000     $     --
  6.250% notes due 2003.....................................     99,950       99,950
  6.375% notes due 2005.....................................     99,790       99,790
  Other long-term debt......................................        379          379
                                                               --------     --------
          Total long-term debt..............................    420,119      200,119
Shareholders' equity:
  Preferred stock, $.33 par value;
     15,000,000 shares authorized;
     none outstanding.......................................         --           --
  Class A common stock, $.33 par value;
     210,000,000 shares authorized
     28,129,116 and 40,521,070 shares issued and
      outstanding...........................................      9,283       13,372
  Class B common stock, $.33 par value;
     135,000,000 shares authorized
     58,733,016 shares issued and outstanding...............     19,382       19,382
  Additional paid-in capital................................    267,187      607,590
  Retained earnings.........................................    119,403      119,403
  Less: Class A common stock held in treasury
     (119,856 shares at cost)...............................     (1,651)      (1,651)
                                                               --------     --------
       Total shareholders' equity...........................    413,604      758,096
                                                               --------     --------
            Total capitalization............................   $833,723     $958,215
                                                               ========     ========

                 SELECTED FINANCIAL INFORMATION AND OTHER DATA

     We are providing the following financial information and other data to aid you in your analysis of the financial aspects of Cox Radio. You should read this information in conjunction with the historical consolidated financial statements of Cox Radio and the related notes contained in our annual, quarterly and other reports and other information that Cox Radio has filed with the Securities and Exchange Commission.

     The following selected consolidated financial information for each of the three years in the period ended December 31, 1999 has been derived from Cox Radio's audited historical consolidated financial statements, and the consolidated financial information for the three months ended March 31, 1999 and 2000 has been derived from Cox Radio's unaudited historical consolidated financial statements.

     "Net revenues" is total revenues less advertising agency commissions. "Broadcast cash flow" consists of net revenues less station operating expenses. "Broadcast cash flow margin" is broadcast cash flow as a percentage of net revenues. "EBITDA" is operating income excluding any gain on sales of assets and radio stations plus depreciation and amortization. "After-tax cash flow" is income before extraordinary items excluding any gain on sales of assets and radio stations plus depreciation, amortization and deferred tax expense. Although broadcast cash flow, broadcast cash flow margin, EBITDA and after-tax cash flow are not recognized under generally accepted accounting principles, they are accepted by the broadcasting industry as generally recognized measures of performance and are used by analysts who report publicly on the condition and performance of broadcast companies. For the foregoing reasons, Cox Radio believes that these measures are useful to investors. However, investors should not consider these measures to be an alternative to operating income as determined in accordance with generally accepted accounting principles, an alternative to cash flows from operating activities (as a measure of liquidity) or an indicator of Cox Radio's performance under generally accepted accounting principles.

                                                                                    THREE MONTHS
                                                                                        ENDED
                                                       YEAR ENDED DECEMBER 31,        MARCH 31,
                                                       ------------------------   -----------------
                                                        1997     1998     1999     1999      2000
                                                       ------   ------   ------   ------   --------
                                                       (DOLLARS IN MILLIONS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Net revenues.........................................  $199.6   $261.2   $300.5   $ 60.4   $   75.9
Station operating expenses...........................   129.8    167.0    183.9     40.7       49.2
Corporate general and administrative expenses........     6.9      8.4     10.1      2.2        2.8
Depreciation and amortization........................    17.4     23.4     29.1      6.3        7.3
Gain on sales of assets and radio stations...........    49.1       --     40.5       --       45.4
                                                       ------   ------   ------   ------   --------
Operating income.....................................    94.6     62.4    117.9     11.2       62.0
Interest expense, net................................     9.4     16.9     22.8      4.4        6.3
Net income...........................................    49.7     23.0     55.3      3.8       32.9
Basic net income per common share....................  $ 0.59   $ 0.27   $ 0.64   $ 0.04   $   0.38
Diluted net income per common share..................  $ 0.58   $ 0.27   $ 0.64   $ 0.04   $   0.38

OTHER OPERATING DATA:
Broadcast cash flow..................................  $ 69.8   $ 94.2   $116.6   $ 19.7   $   26.7
Broadcast cash flow margin...........................    35.0%    36.1%    38.8%    32.6%      35.2%
EBITDA...............................................  $ 62.9   $ 85.8   $106.5   $ 17.5   $   23.9
After-tax cash flow..................................    44.1     52.2     62.3     10.4       13.4
Net cash provided by operating activities............    42.2     47.2     56.1     23.7       16.4
Net cash used in investing activities................   285.1    115.1    179.1     22.9       19.1
Net cash provided by (used in) financing
  activities.........................................   238.5     68.1    131.2     (1.4)      (3.4)
Capital expenditures.................................    10.8      6.9      6.7      1.8        1.8

BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents, including restricted
  cash...............................................  $  6.2   $  6.5   $ 14.7   $  5.9   $   84.2
Intangible assets, net...............................   518.9    590.7    829.3    604.0      799.2
Total assets.........................................   654.6    753.1    986.6    761.8    1,021.4
Total debt (including amounts due from/to Cox
  Enterprises).......................................   232.6    269.9    437.2    262.7      423.6
Total shareholders' equity...........................   287.3    313.0    378.7    317.7      413.6

                     SELECTED UNAUDITED PRO FORMA COMBINED
                             FINANCIAL INFORMATION

     The following selected unaudited pro forma combined financial information as of and for the year ended December 31, 1999 has been derived from the unaudited pro forma combined financial statements contained in Cox Radio's Current Report on Form 8-K, dated August 30, 1999 and filed with the Securities and Exchange Commission on April 19, 2000.

     The statement of operations data give effect to the acquisitions of the AMFM Stations, the Miami Station and the Clear Channel Stations as if such transactions had been consummated on January 1, 1999. The balance sheet data gives effect to the acquisitions of the AMFM Stations, the Miami Station and the Clear Channel Stations as if such transactions had occurred on December 31, 1999. None of the data presented below gives effect to the WALR Transaction.

     The unaudited pro forma combined financial information gives effect to the transactions under the purchase method of accounting for business combinations and is based upon the assumptions and adjustments described in the notes to the unaudited pro forma combined financial information presented in Cox Radio's Form 8-K dated August 30, 1999. Because the transactions have not yet been consummated, a final determination of required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Accordingly, the purchase accounting adjustments made in connection with the development of the unaudited pro forma combined financial information are preliminary and have been made solely for purposes of developing such unaudited pro forma combined financial information. Upon determination of the final fair values of certain assets and liabilities, the actual financial position and results of operations may differ from the unaudited pro forma combined amounts reflected below because of a variety of factors, including availability of additional information, changes in values not currently identified and changes in operating results between the dates of the unaudited pro forma combined financial information and the date on which the acquisitions are consummated and such final fair values are determined. However, we do not expect that such final determination will have a material impact on Cox Radio's financial position or results of operations.

     The pro forma adjustments do not reflect any operating efficiencies and cost savings that we may achieve with respect to the combined entities. The pro forma adjustments do not include any adjustments to historical revenues for any future price changes nor any adjustments to operating, marketing and general and administrative expenses for any future operating changes.

     The unaudited pro forma combined results do not purport to represent the financial position or operating results that would have occurred had the transactions been consummated on the date, or at the beginning of the period, for which such acquisition has been given effect, or to project our financial position or results of operations at any future date or for any future period.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              ------------
                                                              (DOLLARS IN
                                                               MILLIONS,
                                                               EXCEPT PER
                                                              SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Net revenues................................................    $  349.5
Station operating expenses..................................       216.1
Corporate general and administrative expense................        11.3
Depreciation and amortization...............................        73.4
Gain on sales of assets and radio stations..................        40.5
                                                                --------
Operating income............................................        89.2
Interest expense, net.......................................        56.1
Net income..................................................        18.1
Basic income per common share...............................    $    0.21
Diluted income per common share.............................    $    0.21

BALANCE SHEET DATA (END OF PERIOD):
Cash and cash equivalents, including restricted cash........    $   11.7
Intangible assets, net......................................     1,784.9
Total assets................................................     1,961.5
Total debt (including amounts due from/to Cox
  Enterprises)..............................................       920.9(1)
Total shareholders' equity..................................       652.6

---------------

(1) Cox Radio's Form 8-K dated August 30, 1999 assumed that the acquisitions of the AMFM Stations, the Miami Station and the Clear Channel Stations were financed with additional indebtedness. Giving effect to this offering and following completion of the foregoing acquisitions, we would expect to have total debt of approximately $576.4 million. Upon consummation of the WALR Transaction, we would expect total debt to be approximately $856.4.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with Cox Radio's unaudited historical consolidated statements of income for the three month periods ended March 31, 2000 and March 31, 1999, which statements are included in and incorporated by reference to Cox Radio's quarterly report on Form 10-Q for the quarter ended March 31, 2000.

GENERAL

     Cox Radio is a leading national radio broadcast company whose business, which constitutes one reportable segment, is devoted to acquiring, developing and operating radio stations located throughout the United States. Cox Enterprises indirectly owns approximately 68% of the common stock of Cox Radio through its wholly owned subsidiary, Cox Broadcasting, Inc., and has approximately 95% of the voting power of Cox Radio.

     The performance of a radio station group, such as Cox Radio, is customarily measured by its ability to generate broadcast cash flow, EBITDA and after-tax cash flow. Broadcast cash flow is defined as net revenues less station operating expenses. EBITDA is defined as operating income excluding any gain on sales of assets and radio stations plus depreciation and amortization. After-tax cash flow is defined as income (loss) before extraordinary items excluding any gain on sales of assets and radio stations plus depreciation, amortization and deferred tax expense. Although broadcast cash flow, EBITDA and after-tax cash flow are not recognized under generally accepted accounting principles, they are accepted by the broadcasting industry as generally recognized measures of performance and are used by analysts who report publicly on the condition and performance of broadcasting companies. For the foregoing reasons, Cox Radio believes that these measures will be useful to investors. However, broadcast cash flow, EBITDA or after-tax cash flow should not be considered to be an alternative to operating income or cash flows from operating activities (as a measure of liquidity), each as determined in accordance with generally accepted accounting principles, or an indicator of Cox Radio's performance under generally accepted accounting principles.

     The primary source of Cox Radio's revenues is the sale of local and national advertising. Historically, approximately 73% and 25% of Cox Radio's net revenues have been generated from local and national advertising, respectively. Cox Radio's most significant station operating expenses are employees' salaries and benefits, commissions, programming expenses and advertising and promotional expenditures.

     Cox Radio's revenues vary throughout the year. As is typical in the radio broadcasting industry, Cox Radio's revenues and broadcast cash flows are typically lowest in the first quarter and higher in the second and fourth quarters. Cox Radio's operating results in any period may be affected by the incurrence of advertising and promotional expenses that do not necessarily produce commensurate revenues until the impact of the advertising and promotion is realized in future periods.

ACQUISITIONS AND DISPOSITIONS

     During the past several years, Cox Radio has actively managed its portfolio of radio stations through selected acquisitions, dispositions and exchanges, as well as through the use of local marketing agreements, or LMAs, and joint sales agreements, or JSAs. Under an LMA, Cox Radio will operate a station and provide programming, sales and marketing services. Under a JSA, Cox Radio will operate a station and provide sales and marketing services. The broadcast revenues and operating expenses of stations operated by Cox Radio under LMAs and JSAs have been included in Cox Radio's operations since the respective dates of such agreements.

     All consummated and pending acquisitions discussed below have been or will be accounted for using the purchase method. As such, the results of operations of the acquired stations have been or will be included in the results of operations from the date of acquisition. Specific transactions entered into or consummated by Cox Radio during the three months ended March 31, 2000 and through May 31, 2000 are discussed below. In addition, the pending acquisition of the AMFM Stations has been included below due to its significance.

     In August 1999, Cox Radio agreed to acquire from AMFM Inc.: WEDR-FM in Miami, Florida; WFOX-FM in Atlanta, Georgia; WFYV-FM, WAPE-FM, WBWL-AM, WKQL-FM, WMXQ-FM and WOKV-AM in Jacksonville, Florida; WEFX-FM, WNLK-AM, WKHL-FM and WSTC-AM in Stamford/Norwalk, Connecticut; and WPLR-FM and local sales rights at WYBC-FM in New Haven, Connecticut, in exchange for KFI-AM and KOST-FM in Los Angeles, California plus approximately $3 million. In October 1999, Cox Radio began operating the stations to be acquired (other than WYBC-FM) pursuant to an LMA and WYBC-FM pursuant to a JSA. Pending certain regulatory approvals, including obtaining a temporary waiver of the FCC's newspaper-radio cross-ownership rule for the acquisition of WFOX-FM in Atlanta, Cox Radio anticipates consummating this transaction in the third quarter of 2000.

     In January 2000, Cox Radio acquired the assets of KRTQ-FM (formerly KTFX-FM), serving the Tulsa, Oklahoma market, for consideration of $3.5 million. Cox Radio had been operating this station pursuant to an LMA since January 1999.

     Also in January 2000, Cox Radio disposed of the assets of KACE-FM and KRTO-FM, serving the Los Angeles, California market, for consideration of approximately $75 million.

     On March 3, 2000, Cox Radio entered into an agreement to acquire the assets of radio stations KKBQ-FM, KLDE-FM and KKTL-FM, serving the Houston, Texas market, and WKHK-FM, WMXB-FM, WKLR-FM and WTVR-AM, serving the Richmond, Virginia market, for consideration of approximately $380 million. Pending receipt of all necessary legal and regulatory approvals, Cox Radio anticipates closing this transaction during the third quarter of 2000.

     For tax purposes, Cox Radio intends to account for the disposition of KACE-FM and KRTO-FM, serving the Los Angeles, California market, and the acquisition of WKHK-FM, WMXB-FM, WKLR-FM and WTVR-AM, serving the Richmond, Virginia market, as like-kind exchanges. Tax rules allow Cox Radio to defer a substantial portion of the related tax gains on these transactions upon the reinvestment of the net proceeds in qualifying future acquisitions. Restricted cash of $75.6 million was held in escrow pending reinvestment.

     On March 14, 2000, Cox Radio entered into an agreement to acquire the outstanding capital stock of Marlin Broadcasting, Inc., which owns radio stations WTMI-FM serving Miami, Florida; WCCC-FM and WCCC-AM serving Hartford, Connecticut and WBOQ-FM serving Gloucester, Massachusetts, for approximately $125 million. As part of this transaction, Cox Radio will sell certain assets of Marlin comprising WCCC-FM, WCCC-AM and WBOQ-FM to certain principals of Marlin for approximately $25 million. Cox Radio anticipates closing these transactions during the third quarter of 2000.

     On April 2, 2000, the LMA for WCNN-AM, serving the Atlanta, Georgia market, terminated.

     Also in April 2000, Cox Radio disposed of the assets of KGMZ-FM, serving the Honolulu, Hawaii market, for approximately $6.6 million. Cox Radio continues to manage this station's local, regional and national advertising sales efforts under a JSA. In addition, Cox Radio is a guarantor of the buyer's financing for this transaction.

     On May 1, 2000, Cox Radio acquired the assets of KINE-FM, KCCN-FM and KCCN-AM, serving the Honolulu, Hawaii market, for consideration of approximately $17.8 million.

     In June 2000, Cox Radio exercised its right of first refusal and has agreed to acquire all of the capital stock of Midwestern Broadcasting Company, Inc., which owns WALR-FM serving the Atlanta market, for $280 million. WALR-FM is Atlanta's fourth-ranked radio station among adults 25-54. Pending regulatory approvals, Cox Radio anticipates consummating this transaction in the second half of 2000.

     In a related transaction, Cox Radio entered into an asset exchange agreement with Salem Communications Corporation, under which Cox Radio would exchange the license and transmitting facilities of WALR-FM, as well as the license and transmitting facilities of radio stations KLUP-AM serving San Antonio, Texas, and WSUN-AM serving Tampa, Florida, for the license and transmitting facilities of radio station KKHT-FM serving Houston, Texas. Under this agreement, Cox Radio would retain the intellectual property of WALR-FM and intends to broadcast this programming on its WJZF-FM signal in Atlanta.

Pending regulatory approvals, Cox Radio anticipates consummating this exchange transaction concurrently with the closing of the acquisition of Midwestern Broadcasting.

RESULTS OF OPERATIONS

     Three months ended March 31, 2000 compared to three months ended March 31, 1999

     Net revenues for the first quarter of 2000 increased $15.5 million to $75.9 million, a 25.7% increase over the first quarter of 1999. This increase was primarily a result of the acquisition of radio stations in Tampa, Florida; Louisville, Kentucky; and Honolulu, Hawaii; the acquisition of the operations of radio stations in Jacksonville, Florida; New Haven, Connecticut; Stamford/Norwalk, Connecticut; Atlanta, Georgia; and Miami, Florida; and was offset somewhat by the disposition of stations in Syracuse, New York and the operations of KFI-AM and KOST-FM in Los Angeles, California. In addition there were significant increases in net revenues at stations in Atlanta, Georgia; Long Island, New York; and Orlando, Florida; which were realized as a result of continued strong ratings performance.

     Station operating expenses increased $8.5 million to $49.2 million, an increase of 21.0% over the first quarter of 1999. This increase was primarily a result of the acquisition of radio stations in Tampa, Florida; Louisville, Kentucky; and Honolulu, Hawaii, the acquisition of the operations of radio stations in Jacksonville, Florida; New Haven, Connecticut; Stamford/Norwalk, Connecticut; Atlanta, Georgia; and Miami, Florida. This increase was offset somewhat by the disposition of stations in Syracuse, New York and the disposition of the operations of KFI-AM and KOST-FM in Los Angeles, California; and also due to higher programming and sales-related costs which are driven by ratings and revenues, respectively.

     Broadcast cash flow increased $7.0 million to $26.7 million, a 35.4% increase over the first quarter of 1999 for the reasons discussed above.

     Corporate general and administrative expenses increased $0.7 million to $2.8 million primarily due to higher overhead costs incurred as a result of the increase in number of stations owned and/or operated in 2000.

     Operating income increased $50.8 million to $62.0 million for the first quarter of 2000, primarily as a result of a $46.6 million pre-tax gain on the sale of KACE-FM and KRTO-FM in Los Angeles, California and for the reasons discussed above.

     Interest expense during the first quarter of 2000 totaled $6.9 million as compared to first quarter 1999 of $4.8 million as a result of borrowings incurred to complete Cox Radio's acquisitions during 1999 and the first quarter of 2000.

     Net income increased $29.0 million to $32.9 million for the first quarter of 2000, primarily as a result of an after-tax gain of $27.9 million on the sale of KACE-FM and KRTO-FM in Los Angeles, California in January 2000 and for the reasons discussed above.

LIQUIDITY AND CAPITAL RESOURCES

     Cox Radio's primary source of liquidity is cash provided by operations. Historically, cash requirements have been funded by Cox Radio's operating activities and through borrowings under Cox Radio's bank credit facility described below. We expect the aggregate cash requirements to complete the acquisitions of the AMFM Stations, the Miami Station and the Clear Channel Stations will be approximately $407.4 million, and we expect the cash requirements to complete the WALR Transaction will be approximately $280.0. We expect to finance these transactions with the proceeds from the sales of Class A common stock in this offering, cash flow from operations and additional borrowings.

     For the three months ended March 31, 2000 as compared to the three months ended March 31, 1999, cash from operations decreased $7.4 million to $16.3 million, primarily due to the earlier gain on sales of radio stations and the net change in working capital accounts. In addition, cash requirements historically have been funded on a temporary basis through intercompany advances from Cox Enterprises under a revolving credit facility. Borrowings, if any, by Cox Radio under the Cox Enterprises credit facility would typically be repaid by Cox Radio within 30 days. Borrowings, if any, under the Cox Enterprises credit facility would accrue interest at Cox Enterprises' commercial paper rate, plus 40 basis points. Cox Enterprises continues to perform day-to-day cash management services for Cox Radio.

     On March 7, 1997, Cox Radio entered into a $300 million 5-year senior unsecured revolving credit facility with certain guarantors and banks, including Texas Commerce Bank National Association, as Administrative Agent, Nationsbank of Texas, N.A., as Syndications Agent, and Citibank, N.A., as Documentation Agent. The interest rate is based on the London Interbank Offered Rate, plus a spread determined by the ratio of Cox Radio's debt to EBITDA. This facility includes a commitment fee on the unused portion of the total amount available of
 .1% to .25% based on the ratio of Cox Radio's debt to EBITDA. Cox Radio borrowed approximately $110 million under this bank credit facility to consummate its acquisition of NewCity Communications in 1997. At March 31, 2000 and December
31, 1999, Cox Radio had approximately $220 million of outstanding indebtedness under the bank credit facility and had approximately $80 million available under the bank credit facility. The interest rate applied to amounts due under the bank credit facility was 6.58% at March 31, 2000 and 6.9% at December 31, 1999. The bank credit facility contains, among other provisions, defined requirements as to ratio of debt to EBITDA and ratio of EBITDA to interest expense. At March 31, 2000 and December 31, 1999, Cox Radio was in compliance with these covenants. Borrowings under the bank credit facility approximate fair value based upon the current borrowing rates available to Cox Radio.

     Cox Radio is in the process of replacing its existing $300 million credit facility with $700 million of new credit facilities, consisting of a $350 million 364-day credit facility and a $350 million 5-year credit facility. Cox Radio expects that the new credit facilities will have variable interest rates based on Cox Radio's credit ratings. The new credit facilities are subject to negotiation of definitive documentation and, although Cox Radio cannot assure you when or if it will complete these negotiations, Cox Radio expects to have the new credit facilities in place by the end of the second quarter or early in the third quarter of 2000.

     On May 26, 1998, Cox Radio issued and sold an aggregate of $200 million principal amount of notes in an offering exempt from registration under Rule 144A of the Securities Act of 1933, as amended, which have been exchanged for notes which have been registered under the Securities Act of 1933. The registered notes consist of $100 million principal amount of 6.25% notes due in full in 2003 and $100 million principal amount of 6.375% notes due in full in 2005. On December 14, 1998, pursuant to the Registration Rights Agreement dated as of May 26, 1998 among Cox Radio, its then-wholly owned subsidiaries WSB, Inc. and WHIO, Inc. (each a former guarantor of the notes), NationsBanc Montgomery Securities LLC, Chase Securities, Inc., and J.P. Morgan Securities, Inc., Cox Radio consummated an exchange offer pursuant to which Cox Radio exchanged $200 million principal amount of the notes originally sold on May 26, 1998, for an aggregate of $200 million principal amount of notes (the terms and form of which are the same in all material respects as the original notes, except as to restrictions on transfer) which have been registered under the Securities Act of 1933. As a result of the mergers of WSB, Inc. and WHIO, Inc. into Cox Radio, WSB, Inc. and WHIO, Inc. are no longer guarantors of the notes. As a result of the transfer of certain FCC licenses, permits and authorizations held by Cox Radio to CXR Holdings, Inc., a wholly owned subsidiary of Cox Radio, CXR Holdings became a guarantor of the notes on February 1, 1999. At March 31, 2000 and December 31, 1999, the estimated fair value of these notes was approximately $191.3 and $191.0 million, respectively, based on quoted market prices.

     In September 1997, Cox Radio entered into interest rate swap agreements with certain lenders providing bank financing under the bank credit facility. Pursuant to the interest rate swap agreements, Cox Radio has exchanged its floating rate interest obligations on an aggregate of $100 million in principal amount at an average fixed rate of 6.23% per annum having an average maturity of
6.25 years. The fixing of interest rates for this period reduces Cox Radio's exposure to the uncertainty of floating interest rates. The differential paid or received on the interest rate swap agreements is recognized as an adjustment to interest expense. The counterparties to these interest rate swap agreements are a diverse group of major financial institutions. Cox Radio is exposed to credit loss in the event of nonperformance by these counterparties. However, Cox Radio does not anticipate nonperformance by these counterparties, and no material loss would be expected from their nonperformance. The fair value of the interest rate swap agreements was not recognized in the consolidated financial statements since they are accounted for as hedges. The estimated fair value of the interest rate swap agreements, based on current market rates, approximated a net receivable of $2.3 million and $1.9 million at March 31, 2000 and December 31, 1999, respectively.

     Future cash requirements are expected to include capital expenditures, principal and interest payments on indebtedness and funds for acquisitions. Cox Radio expects its operations to generate sufficient cash to meet its capital expenditures and debt service requirements. Additional cash requirements, including funds for pending or other acquisitions, will be funded from various sources, including the proceeds from the sale of Class A common stock in this offering and to Cox Enterprises in the concurrent private placement, bank financing and, if or when appropriate, other issuances of Cox Radio securities.

                                    BUSINESS

     The following table summarizes certain information relating to radio stations owned or operated by Cox Radio, assuming consummation of all pending transactions:

                                                       MARKET RANK
                       MARKET                          BY REVENUE    AM STATIONS   FM STATIONS   TOTAL
                       ------                          -----------   -----------   -----------   -----
Atlanta, Georgia.....................................        7            1             4          5
Houston, Texas.......................................        8           --             4          4
Miami, Florida.......................................       12           --             4          4
Tampa, Florida.......................................       21           --             6          6
Orlando, Florida.....................................       24            2             5          7
San Antonio, Texas...................................       32            2             5          7
Jacksonville, Florida................................       43            2             4          6
Louisville, Kentucky.................................       45           --             4          4
Richmond, Virginia...................................       47            1             3          4
Long Island, New York................................       48           --             3          3
Birmingham, Alabama..................................       49            2             5          7
Dayton, Ohio.........................................       57            1             3          4
Tulsa, Oklahoma......................................       60            2             4          6
Honolulu, Hawaii.....................................       73            2             5          7
Bridgeport, Connecticut..............................       85           --             1          1
New Haven, Connecticut...............................      102           --             2          2
Stamford/Norwalk, Connecticut........................      200            2             2          4
                                                                         --            --         --
                                                                         17            64         81
                                                                         ==            ==         ==

---------------

Source: BIA Research, Inc., 1999 Radio Market Report (4th edition).

                                   MANAGEMENT

     The following table sets forth certain information with respect to our executive officers and directors as of June 21, 2000.

                         NAME                            AGE                POSITION
                         ----                            ---                --------
Robert F. Neil.........................................  41    President, Chief Executive Officer
                                                               and Director
Richard A. Ferguson....................................  54    Vice President, Co-Chief Operating
                                                               Officer and Director
Marc W. Morgan.........................................  50    Vice President, Co-Chief Operating
                                                               Officer and Director
Maritza C. Pichon......................................  46    Chief Financial Officer
Robert B. Green........................................  47    Group Vice President
Richard A. Reis........................................  46    Group Vice President
Nicholas D. Trigony....................................  59    Chairman of the Board
David E. Easterly......................................  57    Director
Ernest D. Fears, Jr....................................  67    Director
Paul M. Hughes.........................................  61    Director
James C. Kennedy.......................................  52    Director

     Robert F. Neil has served as a director and as President and Chief Executive Officer of Cox Radio since July 1996 and was Executive Vice
President -- Radio of Cox Broadcasting from June 1992 to 1996. Previously, he was Vice President and General Manager of WSB-AM/FM (Atlanta, Georgia). Mr. Neil joined Cox Broadcasting in November 1986. Previously, Mr. Neil was Operations Manager from December 1984 to November 1986 at WYAY-FM (Gainesville, Florida). He served at WYYY-FM and WSYR-AM (Syracuse, New York) as Operations Manager from October 1983 to December 1984 and as Program Director from March 1983 to October 1983.

     Richard A. Ferguson has served as a director of Cox Radio since May 1997 and as Vice President and Co-Chief Operating Officer since July 1999. Prior to that, he served as Vice President and Chief Operating Officer since April 1997. Previously, Mr. Ferguson served as President, Chief Executive Officer and a director of NewCity Communications, Inc. since its organization in 1986. He served as the President of Katz Broadcasting Company, Inc., a subsidiary of Katz Communications, Inc., from 1981 to 1986, when he led a management group in organizing NewCity to purchase all of the stock of Katz Broadcasting Company. Prior to 1981, he served as the President of Park City Communications, Inc., until Park City was acquired by Katz Communications, Inc. Mr. Ferguson is Immediate Past Chairman of the Joint Board of Directors of the National Association of Broadcasters and a member of the Radio Operators Caucus.

     Marc W. Morgan has served as a director of Cox Radio since August 1999 and as Vice President and Co-Chief Operating Officer since July 1999. Prior to that, he served as Senior Group Vice President of Cox Radio from May 1997 to June 1999. He has been Vice President and General Manager of WSB Radio since July 1992. Previously, Mr. Morgan was Senior Vice President of Cox Radio from July 1996 to May 1997, and Vice President and General Manager of WCKG-FM (Chicago, Illinois) from January 1984 to July 1992.

     Maritza C. Pichon has served as Chief Financial Officer of Cox Radio since July 1996. She was Assistant Controller of Cox Enterprises from June 1990 through June 1996. Previously, she served as manager of accounting, senior accountant and staff accountant. Ms. Pichon joined Cox Enterprises in September 1984.

     Robert B. Green has served as Group Vice President of Cox Radio since May 1997 and was Vice President and General Manager of Cox Radio's Miami, Florida radio stations, WFLC-FM and WHQT-FM, since September 1992. Previously, Mr. Green was Regional Vice President of Cox Radio from July 1996 to

May 1997, and Station Manager of WSB-AM/FM (Atlanta, Georgia) from January 1990 to September 1992.

     Richard A. Reis has served as Group Vice President of Cox Radio since April 1997. Previously, he was a Director and Group Vice President of NewCity since its organization in 1986. From 1983 to 1984, he served as Vice President of the Broadcasting Company, then a subsidiary of Katz Broadcasting Company, Inc., becoming Group Vice President in 1984. He was General Manager of WFTQ-AM and WAAF-FM in Worcester, Massachusetts from 1981 and 1983, respectively, to 1989. Since 1989, he has served as General Manager of WDBO-AM and WWKA-FM in Orlando, Florida and of WCFB-FM since 1992. Since July 1996, Mr. Reis has served as Group Vice President of Cox Radio's six Orlando, Florida radio stations (WDBO-AM, WWKA-FM, WCFB-FM, WHOO-AM, WHTQ-FM and WMMO-FM). He is a member of the Orlando Radio Broadcasters Association and Orlando Ad Federation.

     Nicholas D. Trigony has served as Chairman of the Board of Directors of Cox Radio since July 1996 and has served as President of Cox Broadcasting since March 1990. Mr. Trigony joined Cox Broadcasting in September 1986 as Executive Vice President -- Radio and was Executive Vice President -- Broadcast from April 1989 to March 1990. He is also past Chairman of the Board of the National Association of Television Program Executives and serves on its Executive Committee. Mr. Trigony is a past chairman and current board member of the Television Operators Caucus and past Chairman of the National Association of Broadcaster's Media Convergence Task Force.

     David E. Easterly has served as director of Cox Radio since July 1996 and has served as President and Chief Operating Officer of Cox Enterprises since October 1994. He was President of Cox Newspapers, Inc., a subsidiary of Cox Enterprises, from May 1986 through October 1994. Mr. Easterly joined Cox Enterprises in 1970 at the Dayton Daily News, transferring to Atlanta in 1981 as Vice President of Operations for Cox Newspapers. He was named Publisher of the Cox Enterprises-owned Atlanta Journal-Constitution in April 1984. Mr. Easterly is a member of the Board of Directors of the Associated Press and Mutual Insurance Company, Ltd. and of MP3.com, Inc. Mr. Easterly also serves as a director of Cox Enterprises and of Cox Communications, Inc., a majority-owned subsidiary of Cox Enterprises.

     Ernest D. Fears, Jr. has served as director of Cox Radio since December 1996. He has been a lecturer at Howard University since 1990 and was a consultant to the National Institute of Health from February to August of 1996. From June 1992 to August 1992, he was General Manager for radio station XFRM-FM in San Diego, California/Tijuana, Mexico. Mr. Fears retired in 1987 as General Manager of American Broadcasting Company's WRQX-FM in Washington D.C.

     Paul M. Hughes has served as director of Cox Radio since December 1996. He has been President and Chief Operating Officer of OG Holding LTD since April 1995. From June 1991 through April 1, 1995 he was Chairman of Hughes Broadcasting Partners, and from April 1995 through December 1998 he was President of Great Trails Broadcasting, Inc.

     James C. Kennedy has served as a director of Cox Radio since July 1996. He has served as Chairman of the Board of Directors and Chief Executive Officer of Cox Enterprises since January 1988, and prior to that time was Cox Enterprises' President and Chief Operating Officer. Mr. Kennedy joined Cox Enterprises in 1972, and initially worked with Cox Enterprises' Atlanta Newspapers. He is Chairman of the Board of Directors of Cox Communications, Inc., and a director of Flagler Systems, Inc. and an advisory director of Chase Bank of Texas, N.A.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
                              FOR NON-U.S. HOLDERS

     The following is a summary of the material United States federal income, estate and gift tax consequences of the purchase, ownership and disposition of the Cox Radio Class A common stock by holders that are Non-U.S. Holders, as that term is defined below. This summary does not purport to be a complete analysis of all potential tax effects and is based upon the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated thereunder, published rulings and court decisions, all as in effect and existing on the date hereof and all of which are subject to change at any time, which change may be retroactive or prospective. Unless otherwise specifically noted, this summary applies only to those persons that purchased common stock for cash and hold the Class A common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code.

     THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND DOES NOT ADDRESS THE TAX CONSEQUENCES TO TAXPAYERS WHO ARE SUBJECT TO SPECIAL RULES OR CIRCUMSTANCES. THIS SUMMARY DOES NOT ADDRESS ANY TAX CONSEQUENCES ARISING UNDER ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION. WE URGE YOU TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE UNITED STATES FEDERAL TAX CONSEQUENCES OF PURCHASING, OWNING AND DISPOSING OF THE CLASS A COMMON STOCK, INCLUDING YOUR STATUS AS A NON-U.S. HOLDER, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY STATE, MUNICIPALITY, FOREIGN COUNTRY OR OTHER TAXING JURISDICTION.

GENERAL

     A Non-U.S. Holder means a beneficial owner of the common stock that is not:

        (i) a citizen or individual resident, as defined in Section 7701(b) of the Internal Revenue Code, of the United States;

        (ii) a corporation, including any entity treated as a corporation for United States federal income tax purposes, created or organized under the laws of the United States, any State thereof or the District of Columbia;

        (iii) an estate, the income of which is subject to United States federal income tax without regard to its source; or

        (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

Notwithstanding the preceding sentence, certain trusts in existence on August 20, 1996, and treated as U.S. Holders prior to such date, may elect to continue to be treated as U.S. Holders. If a partnership holds Cox Radio Class A common stock, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. Partners of partnerships holding Cox Radio Class A common stock should consult their tax advisors.

DIVIDENDS

     Dividends, if any, paid to a Non-U.S. Holder will generally be subject to the withholding of United States federal income tax at the rate of 30% of the gross amount of such dividends, unless:

     - the dividends are effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, are attributable to a "permanent establishment", as defined therein) within the United States of the Non-U.S. Holder, and such Non-U.S. Holder timely furnishes to us or our paying agent two duly executed copies of Internal Revenue Service Form W-8ECI, or any successor form, executed under penalties of perjury; or

     - such Non-U.S. Holder is entitled to a reduced withholding tax rate pursuant to any applicable income tax treaty.

     For purposes of determining whether tax will be withheld at a reduced rate as specified by an income tax treaty, current law permits us to presume that dividends paid to an address in a foreign country are paid to a resident of such country absent definite knowledge that such presumption is not warranted. However, under newly issued U.S. Treasury regulations, in the case of dividends paid after December 31, 2000, in order to obtain a reduced rate of withholding under an income tax treaty, a Non-U.S. Holder generally will be required to furnish to us or our agent a duly executed Internal Revenue Service Form W-8BEN (or any successor form) certifying, under penalties of perjury, that such Non-U.S. Holder is entitled to benefits under an income tax treaty. The new regulations also provide special rules for dividend payments made to foreign intermediaries, U.S. or foreign wholly-owned entities that are disregarded for U.S. federal income tax purposes, and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction or both. We urge you to consult your own tax advisor concerning the effect, if any, of the adoption of these new U.S. Treasury regulations on an investment in the Class A common stock. A Non-U.S. Holder who is eligible for a reduced withholding rate may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

     Dividends paid to a Non-U.S. Holder that are effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, are attributable to a "permanent establishment," as defined therein) within the United States of the Non-U.S. Holder will generally be taxed on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to United States persons. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

GAIN ON SALE OR OTHER DISPOSITION

     A Non-U.S. Holder generally will not be subject to regular United States federal income or withholding tax on gain recognized on a sale or other disposition of the Class A common stock, unless:

        (i) the gain is effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, is attributable to a "permanent establishment," as defined therein) within the United States of the Non-U.S. Holder or of a partnership, trust or estate in which such Non-U.S. Holder is a partner or beneficiary;

        (ii) we have been, are or become a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code at any time within the shorter of the five-year period preceding such sale or other disposition or such Non-U.S. Holder's holding period for the Class A common stock; or

        (iii) the Non-U.S. Holder is an individual that:

           (a) is present in the United States for 183 days or more in the taxable year of the sale or other disposition; and

           (b) either (1) has a "tax home" in the United States, as specially defined for purposes of the United States federal income tax, or (2) maintains an office or other fixed place of business in the United States and the gain from the sale or other disposition of the Class A common stock is attributable to such office or other fixed place of business.

     A corporation is generally considered to be a United States real property holding corporation if the fair market value of its "United States real property interests" within the meaning of Section 897(c)(1) of the Internal Revenue Code equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus the fair market value of any other of its assets used or held for use in a trade or business. We believe that we have not been, are not currently and are not likely to become a United States real property holding corporation. Further, even if we were to become a United States real property holding corporation, any gain recognized by a Non-U.S. Holder still would not be subject to U.S. federal income tax if the Class A common stock were considered to be "regularly traded" (within the meaning of applicable U.S. Treasury regulations) on an established securities market (e.g., the New York Stock Exchange, on which the Class A common stock is listed), and the Non-U.S. Holder did not own, directly or indirectly, at any time during the five-year period ending on the date of the sale or other disposition, more than 5% of the Class A common stock.

     Gains realized by a Non-U.S. Holder that are effectively connected with the conduct of a trade or business (or, if an income tax treaty applies, are attributable to a "permanent establishment," as defined therein) within the United States of the Non-U.S. Holder will generally be taxed on a net income basis (that is, after allowance for applicable deductions) at the graduated rates that are applicable to United States persons. In the case of a Non-U.S. Holder that is a corporation, such income may also be subject to the United States federal branch profits tax (which is generally imposed on a foreign corporation upon the deemed repatriation from the United States of effectively connected earnings and profits) at a 30% rate, unless the rate is reduced or eliminated by an applicable income tax treaty and the Non-U.S. Holder is a qualified resident of the treaty country.

     Individual Non-U.S. Holders may also be subject to tax pursuant to provisions of United States federal income tax law applicable to certain United States expatriates, including former long-term residents of the United States.

FEDERAL ESTATE AND GIFT TAXES

     Class A common stock owned or treated as owned by an individual (regardless of whether such an individual is a citizen or a resident of the United States) at the date of death will be included in such individual's estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

     A Non-U.S. Holder will not be subject to United States federal gift tax on a transfer of Class A common stock, unless such person is an individual domiciled in the United States or such person is an individual subject to provisions of United States federal gift tax law applicable to certain United States expatriates, including certain former long-term residents of the United States.

BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     We must report annually to the Internal Revenue Service and to each Non-U.S. Holder the amount of dividends paid to, and the tax withheld with respect to, such Non-U.S. Holder, regardless of whether tax was actually withheld and whether withholding was reduced by an applicable income tax treaty. Pursuant to certain income tax treaties and other agreements, that information may also be made available to the tax authorities of the country in which the Non-U.S. Holder resides.

     United States federal backup withholding tax is imposed at the rate of 31% on certain payments to persons not otherwise exempt who fail to furnish certain identifying information. This tax will generally not apply to:

     - dividends paid to a Non-U.S. Holder that are subject to withholding at the 30% rate (or that are subject to withholding at a reduced rate under an applicable income tax treaty); or

     - under current law, dividends paid to a Non-U.S. Holder at an address outside of the United States, unless the payor has knowledge that the payee is a United States person.

     Under newly issued U.S. Treasury regulations, in the case of dividends paid after December 31, 2000, a Non-U.S. Holder will generally be subject to backup withholding tax, unless certain certification procedures (or in the case of payments made outside of the United States with respect to an offshore account, certain documentary evidence procedures) are satisfied, directly or through a foreign intermediary.

     The backup withholding and information reporting requirements will generally also apply to the gross proceeds paid to a Non-U.S. Holder upon the sale or other disposition of Class A common stock by or through a United States office of a United States or foreign broker, unless the Non-U.S. Holder certifies to the broker under penalties of perjury as to, among other things, such holder's name, address and status as a Non-U.S. Holder by timely filing two duly executed copies of Internal Revenue Service Form W-8BEN (or any successor form) with the broker, or unless the Non-U.S. Holder otherwise establishes an exemption.

     Information reporting requirements (but not backup withholding tax) will generally apply to a payment of the proceeds of a sale or other disposition of Class A common stock effected at a foreign office of:

        (i) a United States broker;

        (ii) a foreign broker 50% or more of whose gross income for certain periods is effectively connected with the conduct of a trade or business within the United States;

        (iii) a foreign broker that is a "controlled foreign corporation" for United States federal income tax purposes; or

        (iv) pursuant to newly issued U.S. Treasury regulations effective after December 31, 2000, a foreign broker that is (a) a foreign partnership one or more of whose partners are U.S. persons that in the aggregate hold more than 50% of the income or capital interest in the partnership at any time during its tax year, or (b) a foreign partnership engaged at any time during its tax year in the conduct of a trade or business in the United States, unless the broker has certain documentary evidence in its records that the holder is a Non-U.S. Holder (and the broker has no knowledge to the contrary) and certain other conditions are met, or unless the Non-U.S. Holder otherwise establishes an exemption.

     Neither backup withholding tax nor information reporting will generally apply to a payment of the proceeds of a sale or other disposition of Class A common stock effected at a foreign office of a foreign broker not subject to the preceding paragraph. You should consult your own tax advisor concerning the effect, if any, of the adoption of the newly issued U.S. Treasury regulations on backup withholding tax and information reporting on an investment in the Common Stock.

     Backup withholding tax is not an additional tax. Any amounts withheld under the backup withholding tax rules will be refunded or credited against the Non-U.S. Holder's United States federal income tax liability; provided, however, that the Non-U.S. Holder files an appropriate claim for a refund with the Internal Revenue Service.

                                  UNDERWRITING

     Under the terms and subject to the conditions contained in an underwriting agreement dated June 21, 2000, we have agreed to sell to the underwriters named below, for whom Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, Allen & Company Incorporated, Banc of America Securities LLC, First Union Securities, Inc., FleetBoston Robertson Stephens Inc. and Salomon Smith Barney Inc. are acting as representatives, the following respective numbers of shares of Class A common stock. Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated are acting as joint book-running managers for this offering.

                                                               NUMBER
                        UNDERWRITER                           OF SHARES
                        -----------                           ---------
Credit Suisse First Boston Corporation......................  2,805,000
Morgan Stanley & Co. Incorporated...........................  2,805,000
Allen & Company Incorporated ...............................    638,000
Banc of America Securities LLC..............................    638,000
First Union Securities, Inc. ...............................    638,000
FleetBoston Robertson Stephens Inc. ........................    638,000
Salomon Smith Barney Inc. ..................................    638,000
                                                              ---------
     Total..................................................  8,800,000
                                                              =========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of Class A common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of Class A common stock may be terminated.

     We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,320,000 additional shares at the public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of Class A common stock.

     The underwriters propose to offer the shares of Class A common stock initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a concession of $0.70 per share. The underwriters and selling group members may allow a discount of $0.10 per share on sales to other broker/dealers. After the public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                        PER SHARE                           TOTAL
                                             -------------------------------   -------------------------------
                                                WITHOUT            WITH           WITHOUT            WITH
                                             OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                             --------------   --------------   --------------   --------------
Underwriting Discounts and
  Commissions paid by us...................      $1.16            $1.16         $10,208,000      $11,739,200
Expenses payable by us.....................      $0.06            $0.05         $   500,000      $   500,000

     We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the Securities and Exchange Commission a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation and Morgan Stanley & Co. Incorporated for a period of 90 days after the date of this prospectus supplement, except issuances pursuant to the exercise of employee stock options outstanding on the date hereof.

     Cox Enterprises and executive officers and directors of Cox Radio have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our Class A common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 90 days after the date of this prospectus supplement.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

     In the ordinary course of business, certain of the underwriters and their affiliates have from time to time provided investment banking, general financing and banking and financial advisory services to us and our affiliates and have also acted as representatives of various other underwriters in connection with public offerings of our securities.

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed in order to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would otherwise be in the absence of these transactions. These transactions may be effected on The New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

     A prospectus supplement in electronic format may be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the Class A common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the Class A common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Class A common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of Class A common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom such purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such Class A common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of Class A common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Class A common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of Class A common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of Class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Class A common stock in their particular circumstances and with respect to the eligibility of the Class A common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Class A common stock offered hereby will be passed upon by Dow, Lohnes & Albertson, PLLC, Washington, D.C. The underwriters have been represented by Cravath, Swaine & Moore, New York, New York.

PROSPECTUS

                                  $750,000,000

                                COX RADIO, INC.

                              CLASS A COMMON STOCK
                                PREFERRED STOCK
                          SUBSCRIPTION RIGHTS WARRANTS
                            STOCK PURCHASE CONTRACTS
                              STOCK PURCHASE UNITS
                                DEBT SECURITIES
                         JUNIOR SUBORDINATED DEBENTURES

                               COX RADIO TRUST I

                               COX RADIO TRUST II
        TRUST PREFERRED SECURITIES FULLY AND UNCONDITIONALLY GUARANTEED
                  TO THE EXTENT PROVIDED IN THIS PROSPECTUS BY

                                COX RADIO, INC.
                            ------------------------

     This prospectus is part of a shelf registration statement which Cox Radio and the Cox Radio Trusts have filed with the Securities and Exchange Commission. Under the shelf registration statement, Cox Radio may offer: shares of Class A common stock, shares of preferred stock; stock purchase contracts to purchase shares of Class A common stock; stock purchase units; unsecured debentures, notes, bonds or other evidences of indebtedness; and warrants or subscription rights to purchase shares of Class A common stock, preferred stock or debt securities; and the Cox Radio Trusts may offer trust preferred securities, all of which securities combined, have an aggregate initial public offering price of $750.0 million, including the U.S. dollar equivalent if the initial public offering is denominated in one or more foreign currencies, foreign currency units or composite currencies.

     Under the shelf registration process, we may sell the securities from time to time in one or more separate offerings, in amounts, at prices and on terms to be determined at the time of sale. Cox Radio's debt securities may be issuable in global form, in registered form without coupons attached, or in bearer form with or without coupons attached.

     Our Class A common stock is listed on the New York Stock Exchange under the symbol "CXR."

     In addition to Class A common stock, Cox Radio also has shares of Class B common stock issued and outstanding. The rights of holders of Class A common stock and Class B common stock differ with respect to some aspects of convertibility and voting. Cox Radio will not offer or sell any shares of Class B common stock using this prospectus.

     This prospectus provides a general description of the securities Cox Radio and the Cox Radio Trusts may offer. Each time Cox Radio sells a particular series of debt securities or preferred stock, shares of Class A common stock, stock purchase contracts, stock purchase units, warrants or subscription rights or a Cox Radio Trust sells trust preferred securities, it will provide a prospectus supplement which will contain the specific terms of the securities being offered at that time. Unless otherwise specified in the prospectus supplement, the debt securities will be senior debt securities of Cox Radio.

     The prospectus supplement may add, update or change information contained in the prospectus. You should read both this prospectus and the prospectus supplement in conjunction with the additional information described under the headings "Where You Can Find More Information" and "Information Incorporated by Reference."
                            ------------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
                           COMMISSION HAS APPROVED OR
DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS
                                PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

                  The date of this prospectus is May 2, 2000.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Cox Radio, Inc..............................................     1
The Cox Radio Trusts........................................     2
Use of Proceeds.............................................     3
Ratio of Earnings to Fixed Charges..........................     3
Description of Capital Stock................................     4
Description of the Debt Securities..........................     6
Description of Junior Subordinated Debentures...............    20
Description of Trust Preferred Securities...................    29
Description of Preferred Securities Guarantees..............    38
Relationship Among the Trust Preferred Securities, the
  Corresponding Junior Subordinated Debentures or other Debt
  Securities and the Preferred Securities Guarantees........    41
Description of Stock Purchase Contracts and Stock Purchase
  Units.....................................................    42
Plan of Distribution........................................    43
Legal Matters...............................................    43
Experts.....................................................    44
Where You Can Find More Information.........................    44
Information Incorporated by Reference.......................    44

                             ---------------------

     The principal executive offices of Cox Radio, Inc. and the Cox Radio Trusts are located at 1400 Lake Hearn Drive, Atlanta, Georgia 30319, and the telephone number is (404) 843-5000.

                             ---------------------

     This prospectus, as well as information incorporated by reference into this prospectus, includes forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. We have based these statements on our current expectations or projections about future events and on assumptions we have made. These forward-looking statements are subject to certain risks and uncertainties which could cause actual results or events to differ materially from those we anticipate or project. Prospective purchasers should not place undue reliance on these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements as a result of new information, future events or otherwise.

                             ---------------------

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

                                COX RADIO, INC.

     Cox Radio is one of the largest radio broadcasting companies in the U.S. At present, we are focused primarily on maximizing the revenues and broadcast cash flow of our radio stations by operating and developing clusters of stations in demographically attractive and rapidly growing markets.

     As a result of our management, programming and sales efforts, our radio stations are characterized by strong ratings and above average power ratios. In addition, we have a track record of acquiring, repositioning and improving the operating performance of previously underperforming stations. Our senior operating management is comprised of five individuals with an average of over 26 years of experience in the radio broadcasting industry. We believe that our experienced senior management team will be well positioned to manage larger radio station clusters and take advantage of new opportunities arising in the U.S. radio broadcasting industry.

     Our stations are diversified in terms of format, target audience, geographic location and stage of development. We believe that a number of our stations have significant growth opportunities or turnaround potential and can therefore be characterized as developing stations. We believe these stations can achieve significant broadcast cash flow growth by employing our operating strategy. We believe that our portfolio of stations in different stages of development enables us to maximize our growth potential.

     We operate our stations in clusters to:

     - enhance net revenue growth by increasing the appeal of our radio stations to advertisers and enabling our stations to compete more effectively with other forms of advertising; and

     - achieve operating efficiencies by consolidating broadcast facilities, eliminating duplicative positions in management and production and reducing overhead expenses.

     In addition, we have demonstrated an ability to acquire underperforming stations and develop them into ratings and revenue leaders. We have achieved this through our management philosophy which emphasizes:

     - market research and targeted programming;

     - a customer-focused selling strategy; and

     - marketing and promotional activities.

This management philosophy is designed and coordinated by our experienced senior operating management and implemented on a local level by our station managers. We invest significant resources to identify and train local managers who are given:

     - the responsibility for day-to-day operations of our stations; and

     - the flexibility to develop policies that will improve station performance and establish long-term relationships with advertisers and listeners.

     During the last several years, we have implemented our clustering strategy through the acquisition of radio stations in several existing markets, and we intend to continue to make acquisitions in the markets in which we operate. In the past, we have primarily acquired underperforming stations. We may also make opportunistic acquisitions in additional markets in which we believe that we can cost-effectively achieve a leading position in terms of audience and revenue share. In evaluating acquisition opportunities in additional markets, we intend to focus primarily on demographically attractive markets, such as those in the Sunbelt, and markets ranked between 10 and 70 in terms of radio advertising revenues. We believe that such markets offer the greatest potential for growth relative to the cost of entry. We also believe that we will have the financial resources and management expertise to continue to pursue our acquisition strategy.

     Cox Enterprises, Inc., a privately held corporation based in Georgia and one of the largest media companies in the U.S., controls approximately 95.4% of the voting power of Cox Radio. In addition to Cox Radio, Cox Enterprises controls approximately 76.4% of the voting power of a publicly traded broadband communications company, Cox Communications, Inc., and publishes, owns or operates newspapers, television stations, Internet web sites and Manheim Auctions, the world's largest auto auction operator.

                              THE COX RADIO TRUSTS

     Each Cox Radio Trust is a statutory business trust created under Delaware law pursuant to:

     1. a declaration of trust executed by Cox Radio as sponsor for each Cox Radio Trust and by the initial trustees of such Cox Radio Trust; and

     2. the filing of a certificate of trust with the Delaware Secretary of State.

     Each Cox Radio Trust exists for the exclusive purposes of:

     - issuing and selling trust preferred securities representing undivided beneficial interests in the assets of such Cox Radio Trust and trust common securities representing undivided beneficial interests in the assets of such Cox Radio Trust;

     - using the proceeds from the sale of such trust securities to acquire a series of corresponding junior subordinated debentures or other debt securities of Cox Radio; and

     - engaging in only those other activities necessary, advisable or incidental to these purposes.

     Cox Radio's junior subordinated debentures or other debt securities, as the case may be, will be the sole assets of a Cox Radio Trust and, accordingly, payments under the corresponding junior subordinated debentures or other debt securities, as the case may be, will be the sole revenues of that Cox Radio Trust.

     All of the trust common securities of a Cox Radio Trust will be owned by Cox Radio and will rank equally, and payments will be made on trust common securities pro rata, with the trust preferred securities of such Cox Radio Trust, except that upon the occurrence and continuance of an event of default under the applicable declaration of trust resulting from an event of default under the applicable indenture, the rights of Cox Radio as the trust common securities holder to payments in respect of distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of trust preferred securities of such Cox Radio Trust. See "Description of Trust Preferred Securities -- Subordination of Trust Common Securities." Cox Radio will acquire trust common securities of each Cox Radio Trust in an aggregate liquidation amount equal to at least 3% of the total capital of that Cox Radio Trust. Each Cox Radio Trust will dissolve on the date specified in the applicable prospectus supplement, but may dissolve earlier as provided in the applicable declaration of trust.

     Each Cox Radio Trust's business and affairs are conducted by its trustees who are appointed by Cox Radio as the trust common securities holder. Unless otherwise specified in the prospectus supplement, the issuer trustees for each Cox Radio Trust will be The Bank of New York, as property trustee, The Bank of New York (Delaware), as Delaware trustee, and three individual trustees, which are referred to as administrative trustees, who are officers or employees of Cox Radio. The Bank of New York, as property trustee, will act as sole indenture trustee under each declaration of trust. The Bank of New York will also act as indenture trustee under any preferred securities guarantee and the junior subordinated debenture indenture. See "Description of Preferred Securities Guarantees," "Description of Debt Securities" and "Description of Junior Subordinated Debentures." The trust common securities holder of a Cox Radio Trust or, if an event of default under the declaration of trust has occurred and is continuing, the holders of a majority in liquidation amount of the trust preferred securities of such Cox Radio Trust will be entitled to appoint, remove or replace such Cox Radio Trust's property trustee and the Delaware trustee. In no event will the holders of trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees; such voting rights will be vested exclusively in Cox Radio as the trust common securities holder. The duties and obligations of the trustees will be governed by the applicable declaration of trust.

     Cox Radio, as issuer of the corresponding junior subordinated debentures or other debt securities, will pay all fees, expenses, debts and obligations, other than payments in respect of trust securities, related to each Cox Radio Trust and the offering of the trust preferred securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each Cox Radio Trust, other than payments in respect of trust securities.

                                USE OF PROCEEDS

     Unless we state otherwise in the accompanying prospectus supplement, we intend to use the net proceeds from the sale of the securities offered in such prospectus supplement for general corporate purposes, which may include additions to working capital, repayment or redemption of existing indebtedness and financing of capital expenditures and acquisitions. We may borrow additional funds from time to time from public and private sources on both a long-term and short-term basis and may sell commercial paper to fund our future capital and working capital requirements in excess of internally generated funds.

     The proceeds from the sale of trust preferred securities by a Cox Radio Trust will be invested in either junior subordinated debentures or other debt securities of Cox Radio. Except as may otherwise be described in the related prospectus supplement, Cox Radio expects to use the net proceeds from the sale of such junior subordinated debentures or other debt securities to the applicable Cox Radio Trust for general corporate purposes. Any specific allocation of the proceeds to a particular purpose that has been made at the date of any prospectus supplement will be described therein.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratio of earnings to fixed charges of Cox Radio for the periods indicated:

       YEAR ENDED DECEMBER 31,
-------------------------------------
1995    1996    1997    1998    1999
----    -----   -----   -----   -----
3.20x   5.86x   8.03x   3.38x   4.85x

     For purposes of this computation, earnings are defined as income before income taxes and fixed charges excluding capitalized interest. Fixed charges are the sum of:

     - interest cost, including capitalized interest and amortization of debt premiums, discounts and capitalization expenses related to indebtedness; and

     - estimated interest component of rent expense.

                          DESCRIPTION OF CAPITAL STOCK

     The following description of Cox Radio's capital stock sets forth general terms and provisions of the particular issuance of capital stock to which any prospectus supplement may relate. The prospectus supplement will describe the particular terms of any sale of capital stock and the extent, if any, to which such general provisions will not apply to such sale. The following description also sets forth selected provisions of Cox Radio's certificate of incorporation and bylaws. This description is a summary only and is qualified in its entirety by Cox Radio's certificate of incorporation and bylaws, which are incorporated as exhibits to our registration statement of which this prospectus is a part.

     Cox Radio's certificate of incorporation currently authorizes it to issue 70,000,000 shares of Class A common stock, 45,000,000 shares of Class B common stock and 5,000,000 shares of preferred stock.

     As of February 29, 2000, there were outstanding 9,342,074 shares of Class A common stock and 19,577,672 shares of Class B common stock.

     The Cox Radio Board of Directors has approved an increase in the authorized number of shares of Class A common stock, Class B common stock and preferred stock and a three-for-one stock split of the outstanding shares of Class A common stock and Class B common stock. There currently are no outstanding shares of preferred stock. Cox Radio stockholders will vote on the proposed increase in authorized shares of capital stock and the proposed stock split at the Cox Radio annual meeting scheduled for May 11, 2000. If approved by stockholders, the number of authorized shares of Class A common stock, Class B common stock and preferred stock will be increased to 210,000,000 shares, 135,000,000 shares and 15,000,000 shares, respectively, and the stock split will be distributed on May 19, 2000 to stockholders of record on May 12, 2000. In giving effect to the stock split, the par value of the Class A common stock, the Class B common stock and the preferred stock will be reduced from $1.00 per share to $.33 per share and the number of shares reserved for issuance under Cox Radio's various benefit plans will triple. The stock split will not affect the proportionate voting rights of stockholders.

COMMON STOCK

     Except with respect to voting and convertibility, shares of Class A common stock and shares of Class B common stock are identical in all respects.

     Voting. Class A common stock holders are entitled to one vote per share, while Class B common stock holders are entitled to ten votes per share. The Class A common stock holders and the Class B common stock holders vote together as a single class on all actions, except that the affirmative vote of the holders of a majority of outstanding shares of Class A common stock and Class B common stock voting separately as a class is required:

     - to approve any amendment to Cox Radio's certificate of incorporation that would alter or change the powers, preferences or special rights of such class in a way that adversely affects the holders of such class; and

     - to approve such other matters as may require a class vote under the Delaware General Corporation Law.

     Dividends and Other Distributions. Each share of common stock is equal in respect of dividends and other distributions in cash, stock or property, including distributions upon Cox Radio's liquidation or a sale of all or substantially all of Cox Radio's assets. However, in the case of dividends or other distributions payable on either class of common stock in shares of such stock, including distributions pursuant to stock splits or dividends, only Class A common stock will be distributed with respect to outstanding Class A common stock, and only Class B common stock will be distributed with respect to outstanding Class B common stock. Neither the Class A common stock nor the Class B common stock will be split, divided or combined unless each other class is proportionately split, divided or combined.

     Cox Radio has never declared or paid cash dividends on its Class A common stock and currently intends to retain any future earnings for use in developing and operating its businesses. Accordingly, Cox Radio does not expect to pay cash dividends on the Class A common stock in the foreseeable future.

     Convertibility of Class B Common Stock into Class A Common Stock. Cox Enterprises holds all of the shares of Class B common stock currently outstanding. Shares of the Class B common stock are convertible at any time, or from time to time, at the Class B stock holder's option, into Class A common stock on a share-for-share basis.

     Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of Cox Radio, whether voluntary or not, the Class A common stock holders and the Class B common stock holders shall be entitled to share ratably, according to their respective interests, in Cox Radio's assets which remain after payment, or provision for payment, of Cox Radio's debts and other liabilities and the preferential amounts due to the holders of any stock ranking prior to the common stock in the distribution of assets.

PREFERRED STOCK

     Cox Radio may issue preferred stock with such designations, powers, preferences and other rights and qualifications, limitations and restrictions as our board of directors may authorize, without further action by our stockholders, including but not limited to:

     - the distinctive designation of each series and the number of shares that will constitute the series;

     - the voting rights, if any, of shares of the series;

     - the dividend rate on the shares of the series, any restriction, limitation or condition upon the payment of dividends, whether dividends will be cumulative and the dates on which dividends are payable;

     - the prices at which, and the terms and conditions on which, the shares of the series may be redeemed, if the shares are redeemable;

     - the purchase or sinking fund provisions, if any, for the purchase or redemption of shares of the series;

     - any preferential amount payable upon shares of the series in the event of the liquidation, dissolution or winding up of Cox Radio or the distribution of its assets; and

     - the prices or rates of conversion at which, and the terms and conditions on which, the shares of such series may be converted into other securities, if such shares are convertible.

TRANSFER AGENT

     The transfer agent and registrar for the Class A common stock is First Chicago Trust Company of New York.

                       DESCRIPTION OF THE DEBT SECURITIES

GENERAL

     The following description of the terms of the debt securities sets forth selected general terms and provisions of the particular issuance of debt securities to which any prospectus supplement may relate. The prospectus supplement will describe the particular terms of any debt securities and the extent, if any, to which such general provisions will not apply to those debt securities.

     The debt securities will be issued from time to time in series under an indenture, dated as of May 26, 1998, between Cox Radio and The Bank of New York, as trustee. The indenture was supplemented by a first supplemental indenture, dated as of February 1, 1999, under which CXR Holdings, Inc., a Nevada corporation and a wholly owned restricted subsidiary of Cox Radio, became a guarantor of the debt securities of Cox Radio. A copy of the indenture, as supplemented by the first supplemental indenture, is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

     The indenture provides that Cox Radio may issue debt securities from time to time in one or more series and does not limit the aggregate principal amount of debt securities Cox Radio may issue. The following summary of selected provisions of the indenture and the debt securities does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of selected terms which it contains as well as those terms which the Trust Indenture Act of 1939, as amended, requires be incorporated.

     Cox Radio refers you to the prospectus supplement for the following terms and other possible terms of each series of debt securities in respect of which this prospectus is being delivered, to the extent such terms are applicable to such debt securities:

     - the classification, specific designation, date, aggregate principal amount, purchase price and denomination of the debt securities;

     - currency or units based on or relating to currencies in which such debt securities are denominated and/or in which principal, premium, if any, and/or interest will or may be payable;

     - the formula, if any, upon which Cox Radio may determine from time to time the principal amount of debt securities outstanding;

     - any date of maturity, which may be fixed or extendible;

     - the interest rate or rates or the method by which the interest rate or rates will be determined, if any;

     - the dates on which any interest will be payable, Cox Radio's right, if any, to extend or defer the interest period and the duration of extensions or deferrals;

     - the place or places where the principal of, premium, if any, and interest on the debt securities will be payable;

     - any repayment, redemption, prepayment or sinking fund provisions and any provisions related to the purchase of debt securities at the option of the holders;

     - whether the debt securities will be issuable in global form, and, if so, the identity of the depositary, or in registered and/or bearer form and, if bearer securities are issuable, any restrictions applicable to the exchange of one form for another and to the offer, sale and delivery of bearer securities;

     - the terms, if any, on which debt securities may be converted into or exchanged for stock or other securities of Cox Radio or other entities or for cash, any specific terms relating to the adjustment of the conversion or exchange terms, and the period during which debt securities may be so converted or exchanged;

     - any applicable United States federal income tax consequences, including whether and under what circumstances Cox Radio will pay additional amounts on debt securities held by a person who is not a U.S. person, as defined in the prospectus supplement, in respect of any tax, assessment or governmental charge withheld or deducted and, if so, whether Cox Radio will have the option to redeem debt securities rather than pay such additional amounts;

     - the subordination provisions, if any, relating to the debt securities;
       and

     - any other specific terms of the debt securities, including any additional events of default or covenants provided for with respect to debt securities, and any terms which may be required by or advisable under applicable laws or regulations.

     Holders may present debt securities for exchange, and holders of registered debt securities may present them for transfer, in the manner, at the places and subject to the restrictions set forth in the debt securities and the prospectus supplement. Cox Radio will provide these services without charge, other than any tax or other governmental charge payable in that connection, but subject to the limitations provided in the indenture. Debt securities in bearer form and the coupons, if any, pertaining to such debt securities will be transferable by delivery.

     Debt securities will bear interest at a fixed rate or a floating rate. Debt securities bearing no interest or interest at a rate that at the time of issuance is below the prevailing market rate will be sold at a discount below their stated principal amount. Special United States federal income tax considerations applicable to any discounted debt securities or to certain debt securities issued at par, which are treated as having been issued at a discount for United States federal income tax purposes, will be described in the accompanying prospectus supplement.

     Cox Radio may issue debt securities from time to time, with the principal amount or the amount of interest payable on any payment date to be determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of these debt securities may receive a payment of principal on any principal payment date, or a payment of interest on any interest payment date, that is greater or less than the amount of principal or interest otherwise payable on those dates, depending upon the value of the applicable currency, commodity, equity index or other factor on those dates. Information as to the methods Cox Radio will use to determine the amount of principal or interest payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on that date is linked and certain additional tax considerations will be set forth in the applicable prospectus supplement.

     Unless Cox Radio indicates otherwise in the accompanying prospectus supplement, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 and integral multiples of $1,000. Unless Cox Radio specifies otherwise in the prospectus supplement, the principal amount of the debt securities will be payable at the corporate trust office of the trustee in New York, New York. Holders may present the debt securities for transfer or exchange at that office unless Cox Radio specifies otherwise in the prospectus supplement, subject to the limitations provided in the indenture and without any service charge, but Cox Radio may require payment of a sum sufficient to cover any tax or other governmental charges payable.

CONCERNING THE TRUSTEE

     The Bank of New York is the trustee under the indenture and has been appointed by Cox Radio as registrar and paying agent with regard to the debt securities. The trustee is a depositary for funds and performs other services for, and transacts other banking business with, Cox Radio in the normal course of business.

RANKING

     Unless Cox Radio specifies otherwise in a prospectus supplement for a particular series of debt securities, all series of debt securities will be senior indebtedness of Cox Radio and will be direct, unsecured obligations, ranking equally with all of Cox Radio's other unsecured and unsubordinated obligations.

GUARANTEES

     The indenture requires Cox Radio to cause each of its subsidiaries that guarantee, on the date of this prospectus or in the future, indebtedness under Cox Radio's $300 million, five-year, senior, unsecured revolving credit facility, dated as of March 7, 1997, which we refer to as the credit agreement, and indebtedness under any future senior unsecured credit facility of Cox Radio, to fully and unconditionally guarantee, as primary obligors and not merely as sureties, under a guarantee on an unsubordinated, unsecured basis, the due and punctual payment of the principal of, interest on and other amounts payable under the debt securities, when and if the same shall become due and payable. If, however, any guarantor subsidiary is released from its guarantee of indebtedness under the credit agreement or a future credit facility, then such subsidiary will also be immediately released from its obligations under its guarantee without further action by any party.

     Each guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by the applicable guarantor without rendering such guarantee, as it relates to such guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting creditors' rights generally.

CERTAIN COVENANTS

     The indenture contains covenants, including, among others, the following:

     Limitation on liens. Cox Radio will not, and will not permit any restricted subsidiary to, create, incur or assume any lien, other than permitted liens, on restricted property incurred to secure the payment of Indebtedness of Cox Radio or any restricted subsidiary, if, immediately after the creation, incurrence or assumption of such lien, the aggregate outstanding principal amount of all Indebtedness of Cox Radio and its restricted subsidiaries that is secured by liens, other than permitted liens, on restricted property would exceed the greater of:

     - $30 million; or

     - 15% of the aggregate outstanding principal amount of all Indebtedness of Cox Radio and its restricted subsidiaries, whether or not so secured,

unless effective provision is made such that, at Cox Radio's determination, the debt securities together with any other Indebtedness of equal ranking, whether then existing or later created, are secured equally and ratably with, or prior to, such Indebtedness, but only for as long as such Indebtedness is so secured.

     The foregoing limitation does not apply to:

     - liens existing on the date on which the first series of debt securities is originally issued under the indenture, which we refer to as the closing date;

     - liens granted after the closing date on any assets or capital stock of Cox Radio or its restricted subsidiaries in favor of the holders of the debt securities;

     - liens with respect to the assets of a restricted subsidiary granted by such restricted subsidiary to Cox Radio or another restricted subsidiary to secure Indebtedness owing to Cox Radio or such other restricted subsidiary;

     - liens securing Indebtedness permitted under the "Limitation on Indebtedness of restricted subsidiaries" covenant;

     - liens securing Indebtedness which is incurred to refinance secured Indebtedness which is permitted to be incurred under the "Limitation of Indebtedness of restricted subsidiaries" covenant; provided that such liens do not extend to or cover any property or assets of Cox Radio or any restricted subsidiary other than the property or assets securing the Indebtedness being refinanced; or

     - permitted liens.

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

     Limitation on indebtedness of restricted subsidiaries. Cox Radio will not permit any restricted subsidiary to incur any Indebtedness if, immediately after the incurrence or assumption of such Indebtedness, the aggregate outstanding principal amount of all Indebtedness of the restricted subsidiaries would exceed the greater of:

     - $30 million; or

     - 15% of the aggregate outstanding principal amount of all Indebtedness of Cox Radio and its restricted subsidiaries;

provided that, in any event, a restricted subsidiary may incur Indebtedness to extend, renew or replace its own Indebtedness to the extent that the principal amount of the Indebtedness so incurred does not exceed the level of the principal amount of the Indebtedness immediately prior to such extension, renewal or replacement plus any premium, accrued and unpaid interest or capitalized interest payable on the previous amount.

     Designation of subsidiaries. Cox Radio may designate a restricted subsidiary as an unrestricted subsidiary or designate an unrestricted subsidiary as a restricted subsidiary at any time, provided that:

     - immediately after giving effect to such designation, the restricted group's leverage ratio is not greater than 7:1 and Cox Radio and its restricted subsidiaries are in compliance with the "Limitation on liens" and "Limitation on Indebtedness of restricted subsidiaries" covenants; and

     - Cox Radio delivers an officers' certificate with respect to such designation, to the trustee, within 75 days after the end of Cox Radio's fiscal quarter in which it made such designation, or, in the case of a designation made during the last fiscal quarter of Cox Radio's fiscal year, within 120 days after the end of such fiscal year. The officers' certificate shall state the effective date of such designation.

     Mergers or sales of assets. The indenture provides that neither Cox Radio nor any guarantor may merge into or consolidate with another entity or convey, transfer or lease all or substantially all of its assets to another entity unless either:

     - Cox Radio or the guarantor is the surviving corporation; or

     - the resulting, surviving or transferee entity is a corporation organized under the laws of a state of the United States or the District of Columbia and expressly assumes all of Cox Radio's obligations under the debt securities and the indenture or all of the guarantor's obligations under its guarantee and the indenture, as applicable; and

     - immediately after and giving effect to such transaction, no event of default has occurred.

     The indenture does not contain any provisions affording debt securities holders any additional protection in the event that Cox Radio enters into a highly leveraged transaction.

DEFINITIONS

     Asset acquisition means:

     - an investment by Cox Radio or any of its restricted subsidiaries in any other entity whereby such entity would become a restricted subsidiary or would be merged into or consolidated with Cox Radio or any of its restricted subsidiaries; or

     - an acquisition by Cox Radio or any of its restricted subsidiaries of the property and assets of any entity other than Cox Radio or any of its restricted subsidiaries which property and assets constitute substantially all of a division or line of business of such entity.

     Asset disposition means the sale or other disposition by Cox Radio or any of its restricted subsidiaries, other than to Cox Radio or another restricted subsidiary, of:

     - all or substantially all of the capital stock of any restricted subsidiary; or

     - all or substantially all of the assets that constitute a division or line of business of Cox Radio or any of its restricted subsidiaries.

     Capital stock means, with respect to any entity, any and all shares, interests, participations or other equivalents, however designated, whether voting or non-voting, in equity of such entity, whether outstanding on the closing date or issued after the closing date.

     Capitalized lease means, as applied to any entity, any lease of any property, whether real, personal or mixed, of which the discounted present value of the rental obligations of such entity as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such entity.

     Currency agreement means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement.

     Default means any event which is, or after notice or passage of time or both would be, an event of default.

     GAAP means such accounting principles as are generally accepted in the United States of America as of the date or time of any particular computation.

     Indebtedness means, without duplication, with respect to any entity:

     - any indebtedness of such entity for borrowed money or indebtedness of such entity evidenced by a note, debenture or similar instrument, including a purchase money obligation which was given in connection with the acquisition of any property or assets, including securities;

     - any guarantee by such entity of any indebtedness of others as described in the preceding clause; and

     - any amendment, extension, renewal or refunding of any such indebtedness or guarantee.

     The term Indebtedness excludes:

     - any indebtedness of Cox Radio or of any its restricted subsidiaries to Cox Radio or another restricted subsidiary;

     - any guarantee by Cox Radio or any restricted subsidiary of indebtedness of Cox Radio or another restricted subsidiary;

     - trade accounts payable;

     - money borrowed and set aside at the time of the incurrence of any Indebtedness in order to prefund the payment of the interest on such Indebtedness so long as this money is held to secure the payment of such interest;

     - liabilities for federal, state, local or other taxes; and

     - letters of credit, performance bonds and similar obligations issued in favor of governmental or franchising authorities as a term of any governmental franchise, license, permit or authorization held by such entity or any of its subsidiaries.

     The amount of Indebtedness of any entity at any date shall be the outstanding balance at such date of all unconditional obligations described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation. The amount of Indebtedness issued with original issue discount is the face amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at that time as determined in conformity with GAAP.

     Interest rate agreement means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement.

     Leverage ratio with respect to the restricted group means, as of the date of and after giving effect to any designation of an unrestricted subsidiary as a restricted subsidiary, or any designation of a restricted subsidiary as an unrestricted subsidiary, in each case in accordance with the "Designation of subsidiaries" covenant, the ratio of:

     - the aggregate outstanding principal amount of all Indebtedness of the restricted group as of such date;

     to

     - the product of four times the restricted group cash flow for the most recent full fiscal quarter for which financial information is available on such date;

     provided that, in making the foregoing calculation:

          1. pro forma effect shall be given to any Indebtedness to be incurred or repaid on the date of incurrence of any Indebtedness, referred to as the transaction date;

          2. pro forma effect shall be given to Asset Dispositions and Asset Acquisitions, including giving pro forma effect to the application of proceeds of any Asset Dispositions, that occur from the beginning of the fiscal quarter through the transaction date, referred to as the reference period, as if they had occurred and such proceeds had been applied on the first day of such reference period and, in the case of any Asset Acquisition, giving pro forma effect to any cost reductions Cox Radio anticipates if Cox Radio delivers to the trustee an officer's certificate executed by the Chief Financial Officer of Cox Radio certifying to and describing and quantifying with reasonable specificity the cost reductions expected to be attained within the first year after such Asset Acquisition; and

          3. pro forma effect shall be given to Asset Dispositions and Asset Acquisitions, including giving pro forma effect to the application of proceeds of any Asset Disposition, that:

             - have been made by any entity that has become a restricted subsidiary or has been merged with or into Cox Radio or any restricted subsidiary during such reference period; and

             - would have constituted Asset Dispositions or Asset Acquisitions had such transactions occurred when such entity was a restricted subsidiary as if such Asset Dispositions or Asset Acquisitions were Asset Dispositions or Asset Acquisitions that occurred on the first day of such reference period;

             provided that to the extent that paragraph (2) or (3) above requires that pro forma effect be given to an Asset Acquisition of Asset Disposition, such pro forma calculation shall be based upon the fiscal quarter immediately preceding the transaction date of the entity, or division or line of business of the entity, that is acquired or disposed of for which financial information is available.

     Permitted liens means:

     - liens for taxes, assessments, governmental charges or claims that are not yet delinquent or are being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made;

     - statutory and common law liens of landlords and carriers, warehousemen, mechanics, suppliers, materialmen, repairmen or other similar liens arising in the ordinary course of business and with respect to amounts not yet delinquent or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, under GAAP has been made;

     - liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security;

     - liens incurred or deposits made to secure the performance of tenders, bids, leases, statutory or regulatory obligations including obligations under franchise agreements, bankers' acceptances, surety and appeal bonds, government contracts, performance and return-of-money bonds and other obligations of a similar nature incurred in the ordinary course of business, exclusive of obligations for the payment of borrowed money;

     - easements, rights-of-way, municipal and zoning ordinances and similar charges, encumbrances, title defects or other irregularities that do not materially interfere with the ordinary course of business of Cox Radio or any of its restricted subsidiaries;

     - liens upon real or personal property acquired after the closing date; provided that:

          1. such lien is created solely for the purpose of securing Indebtedness incurred, in accordance with the "Limitation on Indebtedness of restricted subsidiaries" covenant to finance the cost, including the cost of design, development, acquisition, installation, integration, improvement or construction, of the item of property or assets subject to such lien, and such lien is created prior to, at the time of or within six months after the later of the acquisition, the completion of construction or the commencement of full operation of such property;

          2. the principal amount of the Indebtedness secured by such lien does not exceed 100% of such cost; and

          3. any such lien shall not extend to or cover any property or assets other than such item of property or assets and any improvements on such item;

     - liens arising from filing Uniform Commercial Code financing statements regarding leases;

     - liens on property of, or on shares of capital stock or Indebtedness of, any entity existing at the time such entity becomes, or becomes a part of, any restricted subsidiary; provided that such liens do not extend to or cover any property or assets of Cox Radio or any restricted subsidiary other than the property or assets acquired;

     - liens in favor of Cox Radio or any restricted subsidiary;

     - liens arising from the rendering of a final judgment or order against Cox Radio or any restricted subsidiary that does not give rise to an event of default;

     - liens securing reimbursement obligations with respect to letters of credit that encumber documents and other property relating to such letters of credit and the products and proceeds thereof;

     - liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

     - liens encumbering customary initial deposits and margin deposits, and other liens that are within the general parameters customary in the radio industry and incurred in the ordinary course of business, in each case, securing Indebtedness under interest rate agreements and currency agreements and forward contracts, options, futures contracts, futures options or similar agreements or arrangements designed solely to protect Cox Radio or any of its restricted subsidiaries from fluctuations in interest rates, currencies or the price of commodities;

     - liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by Cox Radio or any of its restricted subsidiaries in the ordinary course of business in accordance with industry practice;

     - liens resulting from deposits made in connection with any proposed Asset Acquisition; provided that such deposit does not exceed 10% of the estimated purchase price for such Asset Acquisition; and

     - liens on or sales of receivables, including related intangible assets and proceeds thereof where, in the good faith determination of Cox Radio, Cox Radio has received the fair market value of such receivables.

     Principal property means, as of any date of determination, any property or assets which any restricted subsidiary owns other than:

     - property which, in the good faith opinion of Cox Radio's board of directors, is not of material importance to the business conducted by Cox Radio and its restricted subsidiaries taken as a whole; and

     - any shares of any class of stock or any other security of any unrestricted subsidiary.

     Restricted group means, as of any date of determination, Cox Radio and the restricted subsidiaries as of such date.

     Restricted property means, as of any date of determination, any principal property and any shares of stock of a restricted subsidiary which Cox Radio or a restricted subsidiary owns.

DEFAULTS

     An event of default with respect to debt securities of any series is defined in the indenture as:

          1. a default in the payment of interest when due on the debt securities of that series which continues for 30 days;

          2. a default in the payment of principal of or any premium on any debt security of that series, or any additional amounts payable on any debt security of that series, when due, whether at its stated maturity, upon redemption, upon required repurchase, by declaration or otherwise;

          3. a default in the deposit of any sinking fund payment when due on the debt securities of that series;

          4. Cox Radio's or the guarantor's failure to comply with their respective obligations under "-- Certain Covenants -- Mergers or sales of assets" above;

          5. Cox Radio's failure to comply, within 60 days after notice provided in accordance with the terms of the indenture, with any of its other covenants or agreements contained in the indenture with respect to that series of debt securities, including its obligations under the covenants described above under "-- Certain Covenants -- Limitation on liens," "-- Limitation on Indebtedness of restricted subsidiaries" or "-- Designation of subsidiaries," provided that this provision does not apply to defaults in covenants for which the indenture specifically provides otherwise;

          6. failure of Cox Radio or any restricted subsidiary to pay Indebtedness within any applicable grace period after final maturity or acceleration of Indebtedness by its holders because of a default and the total amount of such Indebtedness unpaid or accelerated exceeds the greater of $25 million or 30% of the aggregate outstanding principal amount of all Indebtedness of Cox Radio and its restricted subsidiaries;

          7. certain events of bankruptcy, insolvency or reorganization of Cox Radio or a restricted subsidiary;

          8. Cox Radio's or any restricted subsidiary's failure, within 60 days, to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $25 million, which is not stayed on appeal or is not otherwise being appropriately contested in good faith; or

          9. any other events of default specified for that series of debt securities.

     Except as described in the second to last sentence of this paragraph, if an event of default occurs and is continuing with respect to a particular series of debt securities, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of such series may declare the principal of and accrued but unpaid interest on all the debt securities of such series to be due and payable. Upon such a declaration, such principal and interest shall be due and payable immediately. If an event of default relating to specific events of bankruptcy, insolvency or reorganization of Cox Radio occurs and is continuing, the principal of and interest on all the debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holders of the debt securities. Under some circumstances, the holders of a majority in principal amount of the outstanding debt securities of a series may rescind any acceleration and its consequences with respect to the debt securities of that series.

     Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders of the debt securities of any series, unless such holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no debt security holder may pursue any remedy with respect to the indenture or the debt securities of its series unless:

     - that holder has previously given the trustee notice that an event of default is continuing;

     - holders of at least 25% in principal amount of the outstanding debt securities of such series have requested the trustee to pursue the remedy;

     - those holders have offered the trustee reasonable security or indemnity against any loss, liability or expense;

     - the trustee has not complied with such request within 60 days of receiving it with an offer of security or indemnity; and

     - the holders of a majority in principal amount of the outstanding debt securities of such series have not given the trustee a direction inconsistent with such request within such 60-day period.

     Subject to some restrictions, the holders of a majority in principal amount of the outstanding debt securities of any series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred on the trustee. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder of a debt security of the same series, or that would involve the trustee in personal liability.

     The indenture provides that if a default occurs and is continuing with respect to a particular series of debt securities and is known to the trustee, the trustee must mail notice of the default within 90 days after it occurs to each holder of the debt securities of such series. Except in the case of a default in the payment of principal of, premium, if any, or interest on any debt security, the trustee may withhold notice if and so long as a committee of its trust officers determines that withholding notice is in the interests of the holders of the debt securities of such series. In addition, Cox Radio must deliver to the trustee, within 120 days after the end of each fiscal year, an officers' certificate indicating whether the signing officers know of any default that occurred during the previous year. Cox Radio also is required to deliver to the trustee, within 30 days after its occurrence, written notice of any events which would constitute certain defaults, their status and what action Cox Radio is taking or proposes to take.

     The holders of a majority in aggregate principal amount of the outstanding debt securities of that series may, on behalf of all the debt securities and any related coupons of that series, waive any past default or event of default, except:

     - a default in the payment of the principal of, any premium or interest on, or any additional amounts with respect to, any of the debt securities or in the payment of any related coupon; and

     - a default that cannot be waived without the consent of each holder affected.

A waiver will serve to end such default, to cure any event of default, and to restore Cox Radio, the trustee and holders of the affected debt securities to their former positions and rights. No such waiver will extend to any subsequent or other default.

AMENDMENTS AND WAIVERS

     Subject to specific exceptions, the indenture may be amended with respect to a series of debt securities with the consent of the holders of a majority in principal amount then outstanding of the debt securities of that series, including consents obtained in connection with a tender offer or exchange for the debt securities. Any past default or compliance with any provisions also may be waived with such a consent of the holders of a majority in principal amount then outstanding of the debt securities of such series. However, without the consent of each holder of an outstanding debt security of that series, no amendment may, among other things:

     - change the stated maturity of the principal of, or any premium or installment of interest on, or any additional amounts payable in respect of, any debt security of that series;

     - reduce the principal amount of, or the rate, or modify the calculation of such rate, of interest on, or any additional amounts with respect to, or any premium payable upon redemption of, any debt security of that series;

     - change the obligation of Cox Radio to pay additional amounts with respect to any debt security of that series or reduce the amount of any debt security of that series provable in bankruptcy;

     - change the redemption provisions of any debt security of that series;

     - change the place of payment or the coin or currency in which the principal of, or any premium or interest on or any additional amounts with respect to any debt security of that series is payable;

     - impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any debt security of that series, or, in the case of redemption, on or after the redemption date;

     - reduce the percentage and principal amount of the outstanding debt securities of that series, the consent of whose debt securities holders is required in order to take certain actions;

     - reduce the requirements for quorum or voting by debt securities holders of any series;

     - modify any provisions of the indenture regarding the waiver of past defaults or the waiver of certain covenants by the debt securities holders of any series except to increase any percentage vote required or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security of that series who is affected by the proposed modification or waiver;

     - make any changes to the terms and conditions of the guarantor's obligations that adversely affect the debt securities holders of any series;

     - make any changes that adversely affect the right to exchange any debt security of that series for other securities in accordance with its terms; or

     - modify any of the above.

     Without the consent of any of the debt securities holders, Cox Radio, the guarantor and the trustee may amend the indenture:

     - to cure any ambiguity, omission, defect or inconsistency;

     - to provide for the assumption of all obligations of Cox Radio under the debt securities or all obligations of the guarantor under its guarantee and, in each case, the indenture, by any successor entity, as provided in the indenture;

     - to provide for uncertificated debt securities in addition to or in place of certificated debt securities;

     - to make any change that does not adversely affect the rights of any debt securities holder;

     - to provide for the issuance of and to establish the form and terms and conditions of a series of debt securities or the form of any certification required to be furnished under the indenture or by the terms of any series of debt securities;

     - to add to the rights of debt securities holders; or

     - to secure the debt securities.

     Under the indenture, Cox Radio and the guarantor are required to provide the trustee with an annual statement as to the performance by Cox Radio and the guarantor of their respective obligations under the indenture and as to any default in such performance. Cox Radio is also required to deliver to the trustee, within five days after its occurrence, written notice of any event of default or any event which after notice or lapse of time or both would constitute an event of default.

     The indenture does not require the debt securities holders to give consent approving the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

     After an amendment under the indenture becomes effective, Cox Radio is required to mail to holders of the debt securities of the affected series a notice briefly describing such amendment. However, Cox Radio's failure to give such notice to all holders of the debt securities of such series, or any defect in such notice, will not impair or affect the validity of the amendment.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

     Cox Radio may discharge certain obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that either have become due and payable or will become due and payable within one year, or scheduled for redemption within one year, by depositing with the trustee, in trust, funds in U.S. dollars in an amount sufficient to pay the entire indebtedness on such debt securities with respect to principal, and premium, if any, and interest to the date of such deposit, if such debt securities have become due and payable, or to the date of their stated maturity, upon redemption, upon required repurchase, by declaration or otherwise, as the case may be.

     The indenture provides that, unless the following provisions are made inapplicable to the debt securities of or within any series, Cox Radio may elect either:

          1. defeasance, which means to defease and be discharged from its obligations with respect to the debt securities, except for, among other things:

             - the obligation to pay additional amounts owed to holders of debt securities, if any, and other obligations to register the transfer or exchange of the debt securities;

             - to replace temporary or mutilated, destroyed, lost or stolen debt securities;

             - to maintain an office or agency with respect to the debt securities; and

             - to hold moneys for payment in trust; or

          2. covenant defeasance, which means to be released from its obligations with respect to the debt securities under the covenants described under "Certain Covenants -- Limitation on liens" and "-- Limitation on Indebtedness of restricted subsidiaries" above and its obligations with respect to any other specified covenant, and any omission to comply with such obligations shall not constitute a default or an event of default with respect to the debt securities.

     Defeasance or covenant defeasance, as the case may be, are conditioned upon the irrevocable deposit by Cox Radio with the trustee, in trust, of an amount in U.S. dollars or government obligations, or both, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of, and premium, if any, and interest on the debt securities on their scheduled due date.

     This trust may only be established if, among other things:

     - the applicable defeasance or covenant defeasance does not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Cox Radio is a party or by which it is bound;

     - no event of default or event which with notice or lapse of time or both would become an event of default with respect to the debt securities to be defeased shall have occurred and be continuing on the date of establishing the trust and, for defeasance only, at any time during the period ending on the 123rd day after such date; and

     - Cox Radio has delivered to the trustee an opinion of counsel, as specified in the indenture, to the effect that:

          1. the holders of the debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred; and

          2. such opinion of counsel, in the case of defeasance, must refer to and be based upon a letter ruling of the Internal Revenue Service received by Cox Radio, a ruling published by the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture.

     The term government obligations, for purposes of funding the trust, means securities which are:

          1. direct obligations of the United States of America, for the payment of which its full faith and credit is pledged; or

          2. obligations of an entity controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in the case of clauses 1 and 2 above, are not callable or redeemable at the option of the issuer or issuers, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such government obligation or a specific payment of interest on or principal of or any other amount with respect to any such government obligation held by such custodian for the account of the holder of such depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian with respect to the government obligation or the specific payment of interest on or principal of or any other amount with respect to the government obligation evidenced by such depository receipt.

     In the event Cox Radio elects covenant defeasance with respect to any debt securities and such debt securities are declared due and payable because of the occurrence of any event of default other than an event of default relating to a breach of the related covenant which would no longer be applicable to such debt securities after such covenant defeasance, or with respect to any other covenant as to which there has been covenant defeasance, the government obligations on deposit with the trustee will be sufficient to pay amounts due on such debt securities at the time of their stated maturity, but may not be sufficient to pay amounts due on such debt securities at the time of the acceleration resulting from such event of default. Cox Radio would, in that case, remain liable to make payment of such amounts due at the time of acceleration.

TRANSFER

     Holders may transfer or exchange the debt securities in accordance with the indenture. Unless Cox Radio indicates otherwise in the applicable prospectus supplement, Cox Radio will issue the debt securities in registered form and they will be transferable only upon the surrender of such debt securities for registration of transfer. Cox Radio may require payment of a sum sufficient to cover any tax, assessment or other governmental charge payable in connection with certain transfers or exchanges. Cox Radio is not required to transfer or exchange any debt security selected for redemption. In addition, Cox Radio is not required to transfer or exchange any debt security for a period of 15 days before a selection of debt securities to be redeemed or before any interest payment date.

GOVERNING LAW

     The indenture provides that it, the debt securities and the guarantees will be governed by, and construed in accordance with, the laws of the State of New York without giving effect to applicable principles of conflicts of law to the extent that the application of the law of another jurisdiction would be required thereby.

GLOBAL SECURITIES

     Cox Radio may issue the registered debt securities of a series in the form of one or more fully registered global securities which will be deposited with a depositary, or with a nominee for the depositary, as identified in the prospectus supplement relating to such series. A registered global security will be registered in the name of the depositary or its nominee. If registered debt securities are issued in global form, one or more registered global securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered debt securities of the series to be represented by those registered global securities.

     The specific terms of the depositary arrangement with respect to any portion of a series of debt securities to be represented by a registered global security will be described in the prospectus supplement relating to such series. Cox Radio anticipates that the following provisions will apply to all depositary arrangements.

     Ownership of beneficial interests in a registered global security will be limited to persons, who will be referred to as participants, who have accounts with the depositary for such registered global security, or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit the participants' accounts, on its book-entry registration and transfer system, with the respective principal amounts of the debt securities represented by such registered global security and beneficially owned by those participants. The accounts to be credited shall be designated by any dealers, underwriters or agents participating in the distribution of those debt securities, or by Cox Radio if it offers and sells such debt securities directly. Ownership of beneficial interests in such registered global security will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary with respect to participants' interests, and on the records of participants with respect to interests of persons holding through participants. The laws of some states may require that some purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability of those purchasers to own, transfer or pledge beneficial interests in registered global securities.

     So long as the depositary for a registered global security, or its nominee, is the registered owner of that registered global security, that depositary or that nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by such registered global security for all purposes under the indenture. Except as set forth below, owners of beneficial interests in a registered global security will not be entitled to have the debt securities registered in their names, will not receive or be entitled to receive physical delivery of such debt securities in definitive form and will not be considered the owners or holders of the debt securities under the indenture. Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for such registered global security and, if such person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights a holder possesses under the indenture. Cox Radio understands that under existing industry practices, if Cox Radio requests any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action which a holder is entitled to give or take under the indenture, as the case may be, the depositary for such registered global security would authorize the participants holding the relevant beneficial interests to give or take that action, and such participants would authorize beneficial owners owning through such participants to give or take that action or would otherwise act upon the instructions of beneficial owners holding through them.

     Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security. None of Cox Radio, the trustee, the registrar or any other agent of Cox Radio, of the trustee or of the registrar will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in such registered global security, or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Cox Radio expects that the depositary for any debt securities represented by a registered global security, or its nominee, upon receipt of any payment of principal, premium or interest in respect of the registered global security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests as shown on the records of such depositary or its nominee. Cox Radio also expects that payments by participants to owners of beneficial interests in the registered global security held through such participants will be governed by standing customer instructions and customary practices, and will be the responsibility of those participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in street name.

     The indenture provides that if:

     - the depositary for any debt securities represented by a registered global security notifies Cox Radio that it is unwilling or unable to continue as depositary, or ceases to be eligible under the indenture and Cox Radio does not appoint a successor depositary within 90 days; or

     - Cox Radio determines that the debt securities of any series will no longer be represented by a registered global security and executes and delivers to the trustee an order to that effect; or

     - an event of default with respect to the debt securities of any series has occurred and is continuing,

then Cox Radio will issue such debt securities in definitive form in exchange for all of the registered global securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the trustee or the registrar. Cox Radio expects that such instructions, with respect to ownership of beneficial interests in the registered global security, will be based upon directions received by the depositary from participants.

                 DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

GENERAL

     The junior subordinated debentures will be issued in one or more series under a junior subordinated debenture indenture, as supplemented from time to time, between Cox Radio and The Bank of New York, as the debenture trustee. The junior subordinated debenture indenture has been qualified under the Trust Indenture Act, and is subject to, and governed by, the Trust Indenture Act and is included as an exhibit to the registration statement of which this prospectus is a part. This summary of certain terms and provisions of the junior subordinated debentures and the junior subordinated debenture indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of such junior subordinated debentures and the junior subordinated debenture indenture, including the definitions therein of certain terms, and those terms made a part of the junior subordinated debenture indenture by the Trust Indenture Act.

     The prospectus supplement will describe the specific terms of each series of junior subordinated debentures offered thereby, including:

     - the specific title and designation, aggregate principal amount, including any limit on the principal amount, purchase price and denominations of those junior subordinated debentures;

     - the date or dates on which the principal of those junior subordinated debentures is payable or the method of determining the same, if applicable;

     - the rate or rates, which may be fixed or variable, at which those junior subordinated debentures will bear interest, if any, or the method of determining the same, if applicable;

     - the date or dates from which interest, if any, shall accrue or the method of determining the same, if applicable, the interest payment dates, if any, on which interest will be payable or the manner of determining the same, if applicable, and the record dates for the determination of holders to whom interest is payable on those junior subordinated debentures;

     - the duration of the maximum consecutive period that Cox Radio may elect to defer payments of interest on those junior subordinated debentures;

     - any redemption, repayment or sinking fund provisions;

     - whether those junior subordinated debentures are convertible into or exchangeable for Class A common stock or other securities or rights of Cox Radio or other issuers, or a combination of the foregoing and, if so, the applicable conversion or exchange terms and conditions;

     - any applicable material United States federal income tax consequences;
       and

     - any other specific terms pertaining to those junior subordinated debentures, whether in addition to, or modification or deletion of, the terms described herein.

RANKING

     Each series of junior subordinated debentures will rank equally with all other series of junior subordinated debentures to be issued by Cox Radio and sold to other trusts or other entities to be established by Cox Radio that are similar to the Cox Radio Trusts and will be unsecured and will rank subordinate and junior in right of payment, to the extent and in the manner set forth in the junior subordinated debenture indenture, to all senior indebtedness of Cox Radio as defined in the junior subordinated debenture indenture. The junior subordinated debenture indenture will not limit the amount of secured or unsecured debt, including senior indebtedness, that may be incurred by Cox Radio or its subsidiaries. See "-- Subordination." As of December 31, 1999, the aggregate principal amount of senior indebtedness as defined in the junior subordinated debenture indenture was approximately $437.2 million.

FORM, REGISTRATION AND TRANSFER

     The junior subordinated debentures will be issued in fully registered form. Until any dissolution of the applicable Cox Radio Trust, the junior subordinated debentures will be held in the name of the property trustee in trust for the benefit of the holders of the related trust securities. If the junior subordinated debentures are distributed to the holders of the related trust securities, the junior subordinated debentures will be issued to such holders in the same form as the trust securities were held. Accordingly, any depositary arrangements for such junior subordinated debentures are expected to be substantially similar to those in effect for the trust preferred securities. See "Description of Trust Preferred Securities -- Global Trust Preferred Securities."

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in the applicable prospectus supplement, payment of principal of and premium, if any, on and interest on the junior subordinated debentures will be made at the office of the debenture trustee in The City of New York or at the office of such paying agent or paying agents as Cox Radio may designate from time to time, except that at the option of Cox Radio payment of any interest may be made, except in the case of a global certificate representing junior subordinated debentures, by:

        1. check mailed to the address of the person entitled thereto as such address shall appear in the applicable securities register for junior subordinated debentures; or

        2. transfer to an account maintained by the person entitled thereto as specified in such securities register, provided that proper transfer instructions have been received by the relevant record date.

     Payment of any interest on any junior subordinated debenture will be made to the person in whose name such junior subordinated debenture is registered at the close of business on the record date for such interest, except in the case of defaulted interest. Cox Radio may at any time designate additional paying agents or rescind the designation of any paying agent; provided, however, Cox Radio will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debentures.

     Any moneys deposited with the debenture trustee or any paying agent, or then held by Cox Radio in trust, for the payment of the principal of and premium, if any, on or interest on any junior subordinated debentures and remaining unclaimed for two years after such principal and premium, if any, or interest has become due and payable shall, at the request of Cox Radio, be repaid to Cox Radio and the holder of such junior subordinated debentures shall thereafter look, as a general unsecured creditor, only to Cox Radio for payment thereof.

OPTION TO EXTEND INTEREST PAYMENT DATE

     So long as no debenture event of default has occurred and is continuing, Cox Radio will have the right under the junior subordinated debenture indenture to defer the payment of interest on the junior subordinated debentures at any time or from time to time up to the maximum period specified in the applicable prospectus supplement for the deferral of interest. Each of these deferral periods is referred to in this prospectus as an extension period. An extension period must end on an interest payment date and may not extend beyond the stated maturity of such junior subordinated debentures. At the end of an extension period, Cox Radio must pay all interest then accrued and unpaid, together with interest on the accrued and unpaid interest, to the extent permitted by applicable law. During an extension period, interest will continue to accrue and holders of junior subordinated debentures, and holders of the related trust securities that are outstanding will be required to accrue such deferred interest income for United States federal income tax purposes prior to the receipt of cash attributable to such income, regardless of the method of accounting used by the holders.

     Prior to the termination of any extension period, Cox Radio may extend such extension period, provided that such extension does not:

     - cause such extension period to exceed the maximum extension period;

     - end on a date other than an interest payment date; or

     - extend beyond the stated maturity of the related junior subordinated debentures.

     Upon the termination of any extension period, or any extension of the related extension period, and the payment of all amounts then due, Cox Radio may begin a new extension period, subject to the limitations described above. No interest shall be due and payable during an extension period except at the end thereof. Cox Radio must give the debenture trustee notice of its election to begin or extend an extension period at least five business days prior to the earlier of:

     - the date cash distributions on the related trust securities would have been payable except for the election to begin or extend such extension period; or

     - the date the applicable Cox Radio Trust is required to give notice to any securities exchange or to holders of its trust preferred securities of the record date or the date cash distributions are payable, but in any event not less than five business days prior to such record date.

     The debenture trustee shall give notice of Cox Radio's election to begin or extend an extension period to the holders of the trust preferred securities. Subject to the foregoing limitations, there is no limitation on the number of times that Cox Radio may begin or extend an extension period.

RESTRICTIONS ON CERTAIN PAYMENTS

     Cox Radio will covenant that if at any time:

        1. there shall have occurred any event of which Cox Radio has actual knowledge that is, or with the giving of notice or the lapse of time, or both, would be, a debenture event of default;

        2. Cox Radio shall be in default with respect to any of its payment obligations under the preferred securities guarantee; or

        3. Cox Radio shall have given notice of its election to exercise its right to begin or extend an extension period as provided in the junior subordinated debenture indenture and shall not have rescinded such notice, and such extension period, or any extension thereof, shall have commenced and be continuing, then it will not:

     - declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of Cox Radio's capital stock; or

     - make any payment of principal of or premium, if any, on or interest on or repay or repurchase or redeem any debt securities of Cox Radio, including other junior subordinated debentures, that rank equally with or junior in right of payment to the junior subordinated debentures; or

     - make any guarantee payments with respect to any guarantee by Cox Radio of the debt securities of any subsidiary of Cox Radio, including under any guarantees to be issued by Cox Radio with respect to securities of other Cox Radio trusts or entities to be established by Cox Radio similar to the Cox Radio Trusts, if such guarantee ranks equally with or junior in right of payment to the junior subordinated debentures other than:

     - dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, Class A and Class B common stock of Cox Radio;

     - any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto;

     - payments under the preferred securities guarantee;

     - as a result of reclassification of Cox Radio's capital stock or the exchange or conversion of one class or series of Cox Radio's capital stock for another class or series of Cox Radio's capital stock;

     - the purchase of fractional interests in shares of Cox Radio's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged; and

     - purchases of Class A and Class B common stock related to the issuance of Class A and Class B common stock or rights under any of Cox Radio's benefit plans for its directors, officers or employees or any of Cox Radio's dividend reinvestment plans.

     So long as the trust securities remain outstanding, Cox Radio also will covenant:

     - to maintain 100% direct or indirect ownership of the related trust common securities, provided that any permitted successor of Cox Radio under the junior subordinated debenture indenture may succeed to Cox Radio's ownership of such trust common securities;

     - to use its best efforts to cause each Cox Radio Trust:

      - to remain a business trust, except in connection with the distribution of junior subordinated debentures to the holders of related trust securities in liquidation of such Cox Radio Trust, the conversion, exchange or redemption of all of such trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the declaration of trust, and

      - to otherwise continue to be classified as a grantor trust for United States federal income tax purposes;

     - to use its reasonable best efforts to cause each holder of its trust securities to be treated as owning an undivided beneficial interest in the related junior subordinated debentures; and

     - not to cause, as sponsor of the Cox Radio Trusts, or to permit, as the trust common securities holder, the dissolution, liquidation or winding-up of any Cox Radio Trust, except as provided in the declaration of trust.

MODIFICATION OF JUNIOR SUBORDINATED DEBENTURE INDENTURE

     From time to time, Cox Radio and the debenture trustee may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the junior subordinated debenture indenture for specified purposes, including, among other things, curing ambiguities or adding provisions, provided that any such action does not materially adversely affect the interests of the holders of the junior subordinated debentures, and maintaining the qualification of the junior subordinated debenture indenture under the Trust Indenture Act. The junior subordinated debenture indenture will permit Cox Radio and the debenture trustee, with the consent of the holders of a majority in principal amount of all outstanding junior subordinated debentures affected thereby, to modify the junior subordinated debenture indenture in a manner affecting the rights of the holders of junior subordinated debentures; provided, however, that no such modification may, without the consent of the holder of each outstanding junior subordinated debenture so affected:

     - change the stated maturity or reduce the principal of any such junior subordinated debentures;

     - change the interest rate, or the manner of calculation of the interest rate, or extend the time of payment of interest on any such junior subordinated debentures except pursuant to Cox Radio's right under the junior subordinated debenture indenture to defer the payment of interest as provided therein (see "-- Option to Extend Interest Payment Date");

     - change any of the conversion, exchange or redemption provisions applicable to any such junior subordinated debentures;

     - change the currency in respect of which payments of principal of or any premium or interest on any such junior subordinated debentures are to be made;

     - change the right of holders of trust securities to bring a direct action in respect of any required payments or conversion or exchange rights;

     - impair or affect the right of any holder of any such junior subordinated debentures to institute suit for the payment of the principal thereof or premium, if any, or interest thereon or for the conversion or exchange of any such junior subordinated debentures in accordance with their terms;

     - change the subordination provisions adversely to the holders of the junior subordinated debentures; or

     - reduce the percentage of principal amount of junior subordinated debentures the holders of which are required to consent to any such modification of the junior subordinated debenture indenture.

DEBENTURE EVENTS OF DEFAULT

     The following described events with respect to any series of junior subordinated debentures will constitute a debenture event of default, whatever the reason for such debenture event of default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, unless such event is specifically deleted or modified in or pursuant to the supplemental indenture, board resolution or officers' certificate establishing the terms of such series pursuant to the junior subordinated debenture indenture:

        1. failure for 30 days to pay any interest on that series of junior subordinated debentures when due, subject to any permitted deferral thereof; provided that, during any extension period for such series of junior subordinated debentures, failure to pay interest on such series of junior subordinated debentures shall not constitute a debenture event of default; or

        2. failure to pay any principal of or premium, if any, on that series of junior subordinated debentures when due, whether at maturity, upon any redemption, by declaration of acceleration of maturity or otherwise; or

        3. if applicable, failure by Cox Radio to deliver the required securities or other rights upon an appropriate conversion or exchange election by holders of that series of junior subordinated debentures or the related trust preferred securities; or

        4. failure to observe or perform any other agreement or covenant contained in the junior subordinated debenture indenture in respect of that series of junior subordinated debentures for 90 days after written notice to Cox Radio from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of that series of junior subordinated debentures; or

        5. certain events in bankruptcy, insolvency or reorganization of Cox Radio.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee in respect of such junior subordinated debentures. The debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures of any series may declare the principal of and any accrued interest on such junior subordinated debentures due and payable immediately upon a debenture event of default, other than a debenture event of default referred to in paragraph (5) above, which shall result in the immediate acceleration of the junior subordinated debentures. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series may annul such declaration and waive the default in respect of such junior subordinated debentures if the default, other than the non-payment of the principal and interest of the junior subordinated debentures which has become due solely by such acceleration, has been cured and a sum sufficient to pay all matured installments of interest and premium, if any, and principal due otherwise than by acceleration has been deposited with the debenture trustee.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series may, on behalf of the holders of all of the junior subordinated debentures of such series, waive any past default except:

     - a default in the payment of the principal of or premium, if any, on or interest on the junior subordinated debentures, unless such default has been cured and a sum sufficient to pay all matured installments of interest and premium, if any, and principal due otherwise than by acceleration has been deposited with the debenture trustee; or

     - a default in respect of a covenant or provision which under the junior subordinated debenture indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture of such series.

ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     To the extent any action under the junior subordinated debenture indenture is entitled to be taken by the holders of at least a specified percentage of junior subordinated debentures, holders of the corresponding trust preferred securities may take such action if such action is not taken by the property trustee of the related Cox Radio Trust. Notwithstanding the foregoing, if a debenture event of default has occurred and is continuing and is attributable either to:

     - the failure of Cox Radio to pay the principal of or premium, if any, on or interest on the junior subordinated debentures on the due date; or

     - the failure by Cox Radio to deliver the required securities or other rights upon an appropriate conversion or exchange right election,

a holder of the related trust preferred securities may institute a legal proceeding directly against Cox Radio for enforcement of payment to such holder of the principal of or premium, if any, on or interest on such junior subordinated debentures having a principal amount equal to the liquidation amount of the trust preferred securities held by such holder or for enforcement of such conversion or exchange rights, as the case may be, which is referred to as a direct action. Cox Radio may not amend the junior subordinated debenture indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities outstanding. If the right to bring a direct action is removed, the applicable Cox Radio Trust may become subject to the reporting obligations under the Exchange Act. Notwithstanding any payments made to a holder of trust preferred securities by Cox Radio in connection with a direct action, Cox Radio shall remain obligated to pay the principal of and premium, if any, on and interest on the related junior subordinated debentures, and Cox Radio shall be subrogated to the rights of the holder of such trust preferred securities with respect to payments on the trust preferred securities to the extent of any payments made by Cox Radio to such holder in any direct action.

     The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the related junior subordinated debentures unless an event of default has occurred and is continuing under the applicable declaration of trust. See "Description of Trust Preferred Securities -- Events of Default; Notice."

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

CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     Cox Radio shall not consolidate with or merge into any other person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, and no person shall consolidate with or merge into Cox Radio or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to Cox Radio, unless:

     - in case Cox Radio consolidates with or merges into another person or conveys or transfers its properties and assets as an entirety or substantially as an entirety to any person, the successor person is organized under the laws of the United States or any State or the District of Columbia, and such successor person expressly assumes Cox Radio's obligations under the junior subordinated debentures and the preferred securities guarantee;

     - immediately after giving effect thereto, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, shall have occurred and be continuing; and

     - certain other conditions as prescribed in the junior subordinated debenture indenture are met.

SATISFACTION AND DISCHARGE

     The junior subordinated debenture indenture will cease to be of further effect, except as to Cox Radio's obligations to pay all other sums due pursuant to the junior subordinated debenture indenture and to provide the required officers' certificates and opinions of counsel, and Cox Radio will be deemed to have satisfied and discharged the junior subordinated debenture indenture, when, among other things, all junior subordinated debentures not previously delivered to the debenture trustee for cancellation:

     - have become due and payable;

     - will become due and payable at maturity or upon redemption within one year; or

     - if redeemable at the option of Cox Radio, are to be called for redemption within one year under arrangements satisfactory to the debenture trustee for the giving of notice of redemption by the debenture trustee in the name, and at the expense, of Cox Radio;

and Cox Radio deposits or causes to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal, and premium, if any, and interest to the date of the deposit or to the stated maturity thereof, as the case may be.

SUBORDINATION

     The junior subordinated debentures will rank subordinate and junior in right of payment to all senior indebtedness to the extent provided in the junior subordinated debenture indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Cox Radio, the holders of senior indebtedness will first be entitled to receive payment in full of such senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect thereof.

     In the event of the acceleration of the maturity of junior subordinated debentures, the holders of all senior indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of such senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the junior subordinated debentures.

     No payments on account of principal or premium, if any, or interest in respect of the junior subordinated debentures may be made if there shall have occurred and be continuing a default in any payment with respect to senior indebtedness, or an event of default with respect to any senior indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     Indebtedness, under the junior subordinated debentures indenture, shall mean:

        1. every obligation of Cox Radio for money borrowed;

        2. every obligation of Cox Radio evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

        3. every reimbursement obligation of Cox Radio with respect to letters of credit, banker's acceptances or similar facilities issued for the account of Cox Radio;

        4. every obligation of Cox Radio issued or assumed as the deferred purchase price of property or services, excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

        5. every capital lease obligation of Cox Radio which generally accepted accounting principles require to be classified and accounted for as a capital lease on Cox Radio's balance sheet;

        6. all indebtedness of Cox Radio, whether incurred on or prior to the date of the junior subordinated debentures indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements;

        7. letters of credit, performance bonds and similar obligations issued in favor of governmental or licensing authorities as a term of a governmental franchise, license, permit or authorization held by such entity or any of its subsidiaries;

        8. every obligation of the type referred to in paragraphs (1) through
           (7) of another person and all dividends of another person the payment of which, in either case, Cox Radio has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise; and

        9. obligations of the type referred to in paragraphs (1) through (8) of another person secured by any lien on any property or asset of Cox Radio, whether or not such obligation is assumed by Cox Radio; and all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the foregoing obligations.

     Indebtedness ranking on a parity with the junior subordinated debentures shall mean:

        1. Indebtedness, whether outstanding on the date of execution of the junior subordinated debentures indenture or thereafter created, assumed or incurred, to the extent such Indebtedness specifically by its terms ranks equally with and not prior to the junior subordinated debentures in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Cox Radio; and

        2. all other debt securities, and guarantees in respect of those debt securities, issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with Cox Radio that is a financing vehicle of Cox Radio, which is referred to as a financing entity, in connection with the issuance by such financing entity of equity securities or other securities guaranteed by Cox Radio pursuant to an instrument that ranks equally with or junior in right of payment to the preferred securities guarantee.

The securing of any Indebtedness otherwise constituting indebtedness ranking on a parity with the junior subordinated debentures shall not prevent such Indebtedness from constituting indebtedness ranking on a parity with the junior subordinated debentures.

     Indebtedness ranking junior to the junior subordinated debentures shall mean any Indebtedness, whether outstanding on the date of execution of the junior subordinated debentures indenture or thereafter created, assumed or incurred, to the extent such Indebtedness by its terms ranks junior to and not equally with or prior to:

     - the junior subordinated debentures; and

     - any other Indebtedness ranking equally with the junior subordinated debentures in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Cox Radio.

The securing of any Indebtedness otherwise constituting indebtedness ranking junior to the junior subordinated debentures shall not be deemed to prevent such Indebtedness from constituting Indebtedness ranking junior to the junior subordinated debentures.

     Senior indebtedness shall mean all Indebtedness, whether outstanding on the date of execution of the junior subordinated debentures indenture or thereafter created, assumed or incurred, except indebtedness ranking on a parity with the junior subordinated debentures or indebtedness ranking junior to the junior subordinated debentures.

GOVERNING LAW

     The junior subordinated debentures indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     The debenture trustee shall be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the foregoing, the debenture trustee will not be under any obligation to exercise any of the powers vested in it by the junior subordinated debentures indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

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

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     The trust preferred securities will be issued by a Cox Radio Trust under a declaration of trust of such Cox Radio Trust and will represent beneficial interests in the assets of such Cox Radio Trust. The holders of such beneficial interests will be entitled to a preference over the trust common securities of such Cox Radio Trust with respect to the payment of distributions and amounts payable on redemption of the trust preferred securities or the liquidation of such Cox Radio Trust under the circumstances described under "-- Subordination of Trust Common Securities." The declaration of trust has been qualified under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the trust preferred securities and the declaration of trust does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the trust preferred securities and such declaration of trust, including the definitions therein of certain terms, and those made a part of such declaration of trust by the Trust Indenture Act.

     Reference is made to the applicable prospectus supplement for a description of the specific terms of the trust preferred securities offered thereby, including:

     - the particular Cox Radio Trust issuing such trust preferred securities;

     - the specific designation, number and purchase price of such trust preferred securities;

     - the annual distribution rate, or method of calculation of the distribution rate, for such trust preferred securities and, if applicable, the dates from which and upon which such distributions shall accumulate and be payable and the record dates therefor, and the maximum extension period for which such distributions may be deferred;

     - the liquidation amount per trust preferred security which shall be paid out of the assets of such Cox Radio Trust to the holders thereof upon voluntary or involuntary dissolution, winding-up and liquidation of such Cox Radio Trust;

     - the obligation or right, if any, of such Cox Radio Trust to purchase or redeem its trust preferred securities and the price or prices at which, the date or dates on which or period or periods within which and the terms and conditions upon which, such trust preferred securities shall or may be purchased or redeemed, in whole or in part, pursuant to such obligation or right;

     - the terms and conditions, if any, upon which such trust preferred securities may be converted or exchanged, in addition to the circumstances described herein, into other securities or rights, or a combination of the foregoing, including the name of the issuer of such securities or rights, the initial conversion or exchange price or rate per trust preferred security and the date or dates on which or period or periods within which such conversion or exchange may be effected;

     - if applicable, any securities exchange upon which such trust preferred securities shall be listed;

     - whether such trust preferred securities are issuable in book-entry form only and, if so, the identity of the depositary and disclosure relating to the depositary arrangements; and

     - any other rights, preferences, privileges, limitations or restrictions of such trust preferred securities consistent with the declaration of trust or with law which may differ from those described in this prospectus.

Certain material United States federal income tax considerations applicable to any offering of trust preferred securities will also be described in the applicable prospectus supplement.

GENERAL

     The trust preferred securities of a Cox Radio Trust will rank equally, and payments will be made thereon pro rata, with the trust common securities of that Cox Radio Trust except as described under "-- Subordination of Trust Common Securities." The proceeds from the sale of trust preferred securities and trust common securities by a Cox Radio Trust will be used by such Cox Radio Trust to purchase an aggregate principal amount of junior subordinated debentures or other debt securities of Cox Radio equal

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

to the aggregate liquidation amount of such trust preferred securities and trust common securities. Legal title to such junior subordinated debentures will be held by the property trustee of the Cox Radio Trust for the benefit of the holders of the related trust securities. In addition, Cox Radio will execute a preferred securities guarantee for the benefit of the holders of the related trust preferred securities. The preferred securities guarantee will not guarantee payment of distributions or amounts payable on redemption of the trust preferred securities or liquidation of a Cox Radio Trust when such Cox Radio Trust does not have funds legally available for the payment thereof. See "Description of Preferred Securities Guarantees."

     The revenue of a Cox Radio Trust available for distribution to holders of its trust preferred securities will be limited to payments received under the related junior subordinated debentures which such Cox Radio Trust purchased with the proceeds from the sale of its trust securities. If Cox Radio fails to make a required payment in respect of such junior subordinated debentures, the applicable Cox Radio Trust will not have sufficient funds to make the related payments, including distributions, in respect of its trust preferred securities. Each of the Cox Radio Trusts is a separate legal entity, and the assets of one are not available to satisfy the obligations of the other.

DEFERRAL OF DISTRIBUTIONS

     So long as no debenture event of default has occurred and is continuing, Cox Radio will have the right to defer the payment of interest on the junior subordinated debentures at any time or from time to time for up to the maximum extension period specified in the applicable prospectus supplement, provided that an extension period must end on an interest payment date and may not extend beyond the stated maturity of such junior subordinated debentures. If Cox Radio elects to exercise such right, distributions on the related trust preferred securities will be deferred during any such extension period. Distributions to which holders of the trust preferred securities are entitled during any extension period will continue to accumulate additional distributions thereon. Cox Radio has no current intention to exercise its right to defer payments of interest on the junior subordinated debentures Cox Radio may issue and, accordingly, distributions on the related trust preferred securities.

REDEMPTION

     Upon the repayment at the stated maturity or redemption, in whole or in part, prior to the stated maturity of the junior subordinated debentures, the proceeds from such repayment or redemption shall be applied by the property trustee to redeem an aggregate liquidation amount of the related trust securities equal to the aggregate principal amount of such junior subordinated debentures so repaid or redeemed, upon not less than 30 nor more than 60 days prior written notice, at a redemption price equal to such aggregate liquidation amount plus accumulated distributions to the redemption date. Any redemption of trust securities shall be made and the applicable redemption price shall be payable on the redemption date only to the extent that the applicable Cox Radio Trust has funds legally available for the payment thereof. See "-- Subordination of Trust Common Securities."

     If less than all of the junior subordinated debentures are to be redeemed prior to the stated maturity thereof, then the proceeds of such redemption shall be used to redeem the related trust securities on a pro rata basis among the trust preferred securities and the trust common securities of the applicable Cox Radio Trust except as described under "-- Subordination of Trust Common Securities." If less than all of the trust preferred securities held in book-entry form, if any, are to be redeemed, such trust preferred securities will be redeemed in accordance with the procedures of The Depository Trust Company. See "-- Global Trust Preferred Securities."

REDEMPTION PROCEDURES

     If a Cox Radio Trust gives a notice of redemption in respect of its trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available,

     - with respect to trust preferred securities held by The Depository Trust Company or its nominee, the property trustee will deposit, or cause the paying agent to deposit, irrevocably with The Depository Trust Company funds sufficient to pay the applicable redemption price, and
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

     - with respect to trust preferred securities held in certificated form, the property trustee will irrevocably deposit with the paying agent funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders thereof upon surrender of their certificates evidencing the trust preferred securities.

     If notice of redemption shall have been given and funds irrevocably deposited as required, then, upon the date of such deposit, all rights of the holders of the trust preferred securities called for redemption will cease, except the right of such holders to receive the applicable redemption price, but without interest thereon, and such trust preferred securities will cease to be outstanding. In the event that any redemption date is not a business day, then the applicable redemption price payable on that date will be paid on the next succeeding day that is a business day, without any interest or other payment in respect of any delay, with the same force and effect as if made on that date. In the event that payment of the applicable redemption price is improperly withheld or refused and not paid either by the applicable Cox Radio Trust or by Cox Radio pursuant to the preferred securities guarantee as described under "Description of Preferred Securities Guarantees,"

     - distributions on the related trust preferred securities will continue to accumulate from the redemption date originally established by such Cox Radio Trust to the date such applicable redemption price is actually paid; and

     - the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

     Subject to applicable law, including, without limitation, United States federal securities law, Cox Radio or its subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

LIQUIDATION OF A COX RADIO TRUST AND DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

     Cox Radio will have the right at any time to dissolve a Cox Radio Trust and cause the related junior subordinated debentures to be distributed to the holders of the trust securities of such Cox Radio Trust in liquidation of such Cox Radio Trust after satisfaction, or reasonable provision for satisfaction, of liabilities to creditors of such Cox Radio Trust as required by applicable law. Such right is subject to Cox Radio having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of the trust preferred securities of such Cox Radio Trust.

     The applicable Cox Radio Trust shall automatically dissolve upon the first to occur of:

        1. certain events of bankruptcy, dissolution or liquidation of Cox
           Radio;

        2. the distribution of the related junior subordinated debentures to the holders of the trust securities of such Cox Radio Trust, if Cox Radio, as sponsor, has given written direction to the property trustee to dissolve such Cox Radio Trust, which direction is optional and, except as described above, wholly within the discretion of Cox Radio, as sponsor;

        3. the redemption of all of the trust securities of such Cox Radio
           Trust;

        4. expiration of the term of such Cox Radio Trust; and

        5. the entry of an order for the dissolution of such Cox Radio Trust by a court of competent jurisdiction.

     If a dissolution occurs as described in paragraph (1), (2), (4) or (5) above, the applicable Cox Radio Trust shall be liquidated by the issuer trustees as expeditiously as the issuer trustees determine to be possible by distributing, after satisfaction, or reasonable provision for satisfaction, of liabilities to creditors of such Cox Radio Trust as provided by applicable law, to the holders of the trust securities and the related junior subordinated debentures, unless such distribution is determined by the property trustee not to be practicable, in which event such holders will be entitled to receive out of the assets of such Cox Radio Trust legally available for distribution to holders, after satisfaction of liabilities to creditors of such

Cox Radio Trust as provided by applicable law, an amount equal to the aggregate of the liquidation amount per trust security specified in the applicable prospectus supplement plus accumulated distributions thereon to the date of payment. If the liquidation distribution can be paid only in part because the applicable Cox Radio Trust has insufficient assets legally available to pay in full the aggregate liquidation distribution, then the amounts payable directly by such Cox Radio Trust on its trust securities shall be paid on a pro rata basis, except that if a debenture event of default has occurred and is continuing, the trust preferred securities of such Cox Radio Trust shall have a priority over the trust common securities of such Cox Radio Trust in respect of such amounts. See "-- Subordination of Trust Common Securities."

     After a date is fixed for any distribution of junior subordinated debentures to holders of the related trust securities:

     - such trust securities will no longer be deemed to be outstanding;

     - each registered global certificate, if any, representing such trust securities will be exchanged for a registered global certificate representing the junior subordinated debentures to be delivered upon such distribution; and

     - any trust securities in certificated form will be deemed to represent junior subordinated debentures having a principal amount equal to the liquidation amount of such trust securities, and bearing accrued interest in an amount equal to the accumulated distributions on such trust securities until such certificates are presented to the administrative trustees or their agent for cancellation, whereupon Cox Radio will issue to such holder, and the debenture trustee will authenticate, junior subordinated debentures in certificated form.

     There can be no assurance as to the market prices for the trust preferred securities or the junior subordinated debentures that may be distributed in exchange for such trust preferred securities if a dissolution and liquidation of the applicable Cox Radio Trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, or the junior subordinated debentures that the investor may receive on dissolution and liquidation of the applicable Cox Radio Trust, may trade at a discount to the price that the investor paid to purchase such trust preferred securities.

SUBORDINATION OF TRUST COMMON SECURITIES

     Payment of distributions on, and the applicable redemption price of, trust securities shall be made pro rata among the trust preferred securities and the trust common securities of the applicable Cox Radio Trust based on their respective liquidation amounts; provided, however, that if on any distribution date or redemption date a debenture event of default has occurred and is continuing, no payment of any distribution on, or applicable redemption price of, any of the trust common securities of the applicable Cox Radio Trust, and no other payment on account of the redemption, liquidation or other acquisition of such trust common securities, shall be made unless payment in full in cash of all accumulated distributions on all of the outstanding trust preferred securities of such Cox Radio Trust for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price, the full amount of such redemption price, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or applicable redemption price of, such trust preferred securities then due and payable.

     Upon the occurrence and continuance of an event of default under the declaration of trust, Cox Radio, as the trust common securities holder of the applicable Cox Radio Trust, will be deemed to have waived any right to act with respect to such event of default until the effect of such event of default shall have been cured, waived or otherwise eliminated. Until any such event of default has been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the trust preferred securities of such Cox Radio Trust and not on behalf of Cox Radio as the trust common securities holder, and only the holders of such trust preferred securities will have the right to direct the property trustee to act on their behalf.

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

EVENTS OF DEFAULT; NOTICE

     The occurrence of a debenture event of default under the junior subordinated debenture indenture will constitute an event of default under the declaration of trust. Within ten business days after the occurrence of an event of default under the declaration of trust actually known to the property trustee, the property trustee shall transmit notice of such event of default to the holders of the trust preferred securities of the applicable Cox Radio Trust, the administrative trustees and Cox Radio, as sponsor, unless such event of default shall have been cured or waived.

     For a discussion of the limited circumstances in which holders of trust preferred securities may bring a direct action against Cox Radio, see "Description of Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of Trust Preferred Securities."

REMOVAL OF TRUSTEES

     Unless a debenture event of default has occurred and is continuing, any issuer trustee may be removed at any time by Cox Radio as the trust common securities holder of the applicable Cox Radio Trust. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time only by the holders of a majority in liquidation amount of the outstanding trust preferred securities of the applicable Cox Radio Trust. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in Cox Radio as the trust common securities holder. No resignation or removal of an issuer trustee, and no appointment of a successor trustee, shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the declaration of trust.

MERGER OR CONSOLIDATION OF TRUSTEES

     Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which such issuer trustee shall be a party, or any person succeeding to all or substantially all the corporate trust business of such issuer trustee, shall be the successor of such issuer trustee under the declaration of trust, provided such person shall be otherwise qualified and eligible.

MERGERS, CONVERSIONS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF A COX RADIO TRUST

     The applicable Cox Radio Trust may not merge with or into, convert into, consolidate, amalgamate or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below or as otherwise described under "-- Liquidation of a Cox Radio Trust and Distribution of Junior Subordinated Debentures." A Cox Radio Trust may, at the request of Cox Radio, as sponsor, with the consent of the administrative trustees but without the consent of the holders of its trust preferred securities, merge with or into, convert into, consolidate, amalgamate or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided that:

     - such successor entity either:

      - expressly assumes all of the obligations of such Cox Radio Trust with respect to the trust securities of such Cox Radio Trust; or

      - substitutes for the trust securities of such Cox Radio Trust other securities having substantially the same terms as such trust securities so long as the successor securities rank the same as such trust securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

     - Cox Radio expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee with respect to the related junior subordinated debentures;

     - the successor securities are listed, or any successor securities will be listed upon notification of issuance, on each national securities exchange or other organization on which the trust securities of such Cox Radio Trust are then listed, if any;

     - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust securities, including any successor securities, of such Cox Radio Trust or the related junior subordinated debentures to be downgraded or placed under surveillance or review by any nationally recognized statistical rating organization;

     - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of such Cox Radio Trust in any material respect, other than any dilution of such holders' interests in the new entity;

     - such successor entity has a purpose substantially identical to that of such Cox Radio Trust;

     - prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Cox Radio has received an opinion from independent counsel to such Cox Radio Trust experienced in such matters to the effect that:

      - such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of such Cox Radio Trust in any material respect, other than any dilution of such holders' interests in the new entity; and

      - following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither such Cox Radio Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

     - Cox Radio or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the successor securities at least to the extent provided by the preferred securities guarantee and the common securities guarantee for the benefit of the owner of the common securities of such Cox Radio Trust.

Notwithstanding the foregoing, such Cox Radio Trust shall not, except with the consent of each holder of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it, if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause such Cox Radio Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF A DECLARATION OF TRUST

     Except as provided below and under "-- Mergers, Conversions, Consolidations, Amalgamations or Replacements of a Cox Radio Trust" and "Description of Preferred Securities Guarantees -- Amendments and Assignment" and as otherwise required by law and the applicable declaration of trust, the holders of trust preferred securities will have no voting rights.

     The declaration of trust may be amended from time to time by Cox Radio, the property trustee and the administrative trustees, without the consent of the holders of the trust securities of the applicable Cox Radio Trust:

     - to cure any ambiguity, correct or supplement any provisions in such declaration of trust that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such declaration of trust, which shall not be inconsistent with the other provisions of such declaration of trust; or

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

     - to modify, eliminate or add to any provisions of such declaration of trust to such extent as shall be necessary to ensure that such Cox Radio Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any of its trust securities are outstanding or to ensure that such Cox Radio Trust will not be required to register as an investment company under the Investment Company Act;

provided, however, that in each case, such action shall not materially adversely affect in any material respect the interests of the holders of such trust securities.

     A declaration of trust may be amended by the issuer trustees and Cox Radio:

     - with the consent of holders of a majority in liquidation amount of the outstanding trust securities of the applicable Cox Radio Trust; and

     - upon receipt by the issuer trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the issuer trustees in accordance with such amendment will not affect such Cox Radio Trust's status as a grantor trust for United States federal income tax purposes or such Cox Radio Trust's exemption from status as an investment company under the Investment Company Act;

provided, however, that, without the consent of each holder of such trust securities, such declaration of trust may not be amended to:

     - change the distribution rate or manner of calculation of the distribution rate, amount, timing or currency or otherwise adversely affect the method of any required payment;

     - change the purpose of the applicable Cox Radio Trust;

     - authorize the issuance of any additional beneficial interests in such Cox Radio Trust;

     - change the conversion, exchange or redemption provisions;

     - change the conditions precedent for Cox Radio to elect to dissolve such Cox Radio Trust and distribute the related junior subordinated debentures to the holders of such trust securities;

     - change the liquidation distribution or other provisions relating to the distribution of amounts payable upon the dissolution and liquidation of such Cox Radio Trust;

     - affect the limited liability of any holder of such trust securities; or

     - restrict the right of a holder of such trust securities to institute suit for the enforcement of any required payment on or after the due date therefor or for the conversion or exchange of such trust securities in accordance with their terms.

     So long as any junior subordinated debentures are held by the property trustee, the issuer trustees shall not:

     - direct the time, method and place of conducting any proceeding for any remedy available to such debenture trustee, or execute any trust or power conferred on the trustee, with respect to the junior subordinated debentures;

     - waive certain past defaults under the junior subordinated debenture indenture;

     - exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of such junior subordinated debentures; or

     - consent to any amendment, modification or termination of the junior subordinated debenture indenture or such junior subordinated debentures where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities of the applicable Cox Radio Trust;

provided, however, that where a consent under the junior subordinated debenture indenture would require the consent of each holder affected thereby, no such consent shall be given by the property trustee without the prior approval of each holder of the related trust preferred securities. The issuer trustees shall not revoke any action previously authorized or approved by a vote of the holders of trust preferred securities except by subsequent vote of such holders. The property trustee shall notify each holder of trust preferred securities of any notice of default with respect to the related junior subordinated debentures. In addition to obtaining approvals of holders of trust preferred securities referred to above, prior to taking any of the foregoing actions, the issuer trustees shall obtain an opinion of counsel experienced in such matters to the effect that the applicable Cox Radio Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of trust preferred securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The administrative trustees will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote to be given to each holder of record of trust preferred securities in the manner set forth in the applicable declaration of trust.

     Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances referred to above, any trust preferred securities that are owned by Cox Radio or any affiliate of Cox Radio shall, for purposes of such vote or consent, be treated as if they were not outstanding.

GLOBAL TRUST PREFERRED SECURITIES

     If specified in the prospectus supplement, trust preferred securities may be represented by one or more global certificates deposited with, or on behalf of, The Depository Trust Company, or other depositary identified in such prospectus supplement, or a nominee thereof, in each case for credit to an account of a participant in The Depository Trust Company, or other depositary. The identity of the depositary and the specific terms of the depositary arrangements with respect to the trust preferred securities to be represented by one or more global certificates will be described in the prospectus supplement. However, unless otherwise specified in the prospectus supplement, The Depository Trust Company will be the depositary and the depositary arrangements described with respect to the debt securities will apply to such trust preferred securities as well, except all references to Cox Radio shall include Cox Radio Trust and all references to the applicable indenture will refer to the applicable declaration of trust. See "Description of Debt Securities -- Global Securities."

PAYMENT AND PAYING AGENT

     Payments in respect of any global certificate representing trust preferred securities shall be made to Cede & Co. as nominee of The Depository Trust Company, or other applicable depositary or its nominee, which shall credit the relevant accounts at The Depository Trust Company or such other depositary on the applicable payment dates, while payments in respect of trust preferred securities in certificated form shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent shall initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Cox Radio. The paying agent shall be permitted to resign as paying agent upon 30 days' prior written notice to the property trustee, the administrative trustees and Cox Radio. In the event that the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor, which shall be a bank or trust company acceptable to the administrative trustees and Cox Radio, to act as paying agent.

REGISTRAR AND TRANSFER AGENT

     The property trustee will act as registrar and transfer agent for the trust preferred securities.

     Registration of transfers of trust preferred securities will be effected without charge by or on behalf of the applicable Cox Radio Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. A Cox Radio Trust will not be required to register or cause to be registered the transfer of its trust preferred securities after they have been converted, exchanged, redeemed or called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence and continuance of an event of default under the applicable declaration of trust, will undertake to perform only such duties as are specifically set forth in such declaration of trust and, during the continuance of such event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the property trustee will not be under any obligation to exercise any of the powers vested in it by such declaration of trust at the request of any holder of the related trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no such event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in such declaration of trust or is unsure of the application of any provision of such declaration of trust, and the matter is not one on which holders of trust preferred securities or trust common securities are entitled under such declaration of trust to vote, then the property trustee shall take such action as is directed by Cox Radio and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the related trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The administrative trustees are authorized and directed to conduct the affairs of and to operate the applicable Cox Radio Trust in such a way that:

     - such Cox Radio Trust will not be deemed to be an investment company required to be registered under the Investment Company Act;

     - such Cox Radio Trust will be classified as a grantor trust for United States federal income tax purposes; and

     - the related junior subordinated debentures will be treated as indebtedness of Cox Radio for United States federal income tax purposes.

     Cox Radio and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the applicable Cox Radio Trust or the applicable declaration of trust, that the administrative trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related trust securities.

     Holders of trust preferred securities will not have any preemptive or similar rights.

     A Cox Radio Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

                 DESCRIPTION OF PREFERRED SECURITIES GUARANTEES

     A preferred securities guarantee will be executed and delivered by Cox Radio concurrently with the issuance by a Cox Radio Trust of its trust preferred securities for the benefit of the holders from time to time of such trust preferred securities and will be held for such holders by The Bank of New York, as preferred securities guarantee trustee. Each preferred securities guarantee has been qualified as an indenture under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of a preferred securities guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of such preferred securities guarantee, including the definitions therein of certain terms, and those made a part of such preferred securities guarantee by the Trust Indenture Act.

GENERAL

     Cox Radio will irrevocably agree to pay in full, to the extent set forth herein, the guarantee payments to the holders of the related trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that the applicable Cox Radio Trust may have or assert other than the defense of payment. The following payments, which are referred to as guarantee payments, with respect to trust preferred securities, to the extent not paid by or on behalf of the applicable Cox Radio Trust, will be subject to the preferred securities guarantee:

     - any accumulated distributions required to be paid on such trust preferred securities, to the extent that such Cox Radio Trust has funds legally available therefor at such time;

     - the applicable redemption price with respect to such trust preferred securities called for redemption, to the extent that such Cox Radio Trust has funds legally available therefor at such time; or

     - upon a voluntary or involuntary dissolution and liquidation of such Cox Radio Trust, other than in connection with the distribution of the related junior subordinated debentures to holders of such trust preferred securities or the redemption, conversion or exchange of the trust preferred securities, the lesser of:

      - the amounts due upon the dissolution and liquidation of such Cox Radio Trust, to the extent that such Cox Radio Trust has funds legally available therefor at the time; and

      - the amount of assets of such Cox Radio Trust remaining available for distribution to holders of its trust preferred securities after satisfaction of liabilities to creditors of such Cox Radio Trust as required by applicable law.

     Cox Radio's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Cox Radio to the holders of the trust preferred securities entitled thereto or by causing the applicable Cox Radio Trust to pay such amounts to such holders.

     Cox Radio will, through the preferred securities guarantee, the declaration of trust, the related junior subordinated debentures and the junior subordinated debenture indenture, taken together, fully, irrevocably and unconditionally guarantee all of the applicable Cox Radio Trust's obligations under its trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of a Cox Radio Trust's obligations under its trust preferred securities.

RANKING

     Unless otherwise specified in the applicable prospectus supplement, each preferred securities guarantee will constitute an unsecured obligation of Cox Radio and will rank:

     - subordinate and junior in right of payment to all other liabilities of Cox Radio, including all senior debt securities, any subordinated debt securities and the junior subordinated debentures, except those made ratable or subordinate by their terms; and

     - senior to all capital stock now or hereafter issued by Cox Radio and to any guarantee now or hereafter entered into by Cox Radio in respect of any of its capital stock.

     The declaration of trust will provide that each holder of trust preferred securities by acceptance thereof agrees to the subordination provisions and other terms of the related preferred securities guarantee. The preferred securities guarantee will rank subordinate to, or equally with, all other guarantees to be issued by Cox Radio with respect to securities of other trusts or other entities to be established by Cox Radio that are similar to a Cox Radio Trust.

     The preferred securities guarantees will not limit the amount of secured or unsecured debt, including senior indebtedness as defined in the junior subordinated debenture indenture, that may be incurred by Cox Radio or any of its subsidiaries.

PREFERRED SECURITIES GUARANTEE OF PAYMENT

     Each preferred securities guarantee will constitute a guarantee of payment and not of collection. In other words, the guaranteed party may institute a legal proceeding directly against Cox Radio to enforce its rights under such preferred securities guarantee without first instituting a legal proceeding against any other person or entity. A preferred securities guarantee will not be discharged except by payment of the related preferred securities guarantee payments in full to the extent not paid by the applicable Cox Radio Trust or upon distribution of its trust preferred securities to the holders of the related junior subordinated debentures.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of the related trust preferred securities, in which case no approval will be required, the applicable preferred securities guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of such outstanding trust preferred securities. The manner of obtaining any such approval will be as set forth under "Description of Trust Preferred Securities -- Voting Rights; Amendment of a Declaration of Trust." All guarantees and agreements contained in a preferred securities guarantee shall bind the successors, assigns, receivers, trustees and representatives of Cox Radio and shall inure to the benefit of the holders of the related trust preferred securities then outstanding.

EVENTS OF DEFAULT

     An event of default under a preferred securities guarantee will occur upon the failure of Cox Radio to perform any of its payment or other obligations thereunder, provided that, except with respect to a default in respect of any preferred securities guarantee payment, Cox Radio shall have received notice of such default and shall not have cured such default within 60 days of such receipt. The holders of a majority in liquidation amount of the related trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the preferred securities guarantee trustee in respect of the applicable preferred securities guarantee or to direct the exercise of any trust or power conferred upon the preferred securities guarantee trustee under such preferred securities guarantee.

     If the preferred securities guarantee trustee fails to enforce a preferred securities guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against Cox Radio to enforce its rights under such preferred securities guarantee without first instituting a legal proceeding against the applicable Cox Radio Trust, the preferred securities guarantee trustee or any other person or entity.

TERMINATION

     A preferred securities guarantee will terminate and be of no further force and effect upon:

     - full payment of the applicable redemption price of the related trust preferred securities;

     - full payment of all amounts due upon the dissolution and liquidation of the applicable Cox Radio Trust; or

     - upon the conversion or exchange of all of the related trust preferred securities, whether upon distribution of junior subordinated debentures to the holders of such trust preferred securities or otherwise.

A preferred securities guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid under such trust preferred securities or such preferred securities guarantee.

GOVERNING LAW

     Each preferred securities guarantee will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE PREFERRED SECURITIES GUARANTEE TRUSTEE

     The preferred securities guarantee trustee, other than during the occurrence and continuance of a default by Cox Radio in performance of a preferred securities guarantee, will undertake to perform only such duties as are specifically set forth in the preferred securities guarantee and, during the continuance of such default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the preferred securities guarantee trustee will not be under any obligation to exercise any of the powers vested in it by a preferred securities guarantee at the request of any holder of the related trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

LIMITED PURPOSE OF A COX RADIO TRUST

     The trust preferred securities will represent preferred beneficial interests in the applicable Cox Radio Trust, and each Cox Radio Trust exists for the sole purpose of issuing and selling its trust securities, using the proceeds from the sale of its trust securities to acquire the related junior subordinated debentures of Cox Radio and engaging in only those other activities necessary, advisable or incidental thereto.

RIGHTS UPON DISSOLUTION

     Unless the junior subordinated debentures are distributed to holders of the related trust securities, upon any voluntary or involuntary dissolution and liquidation of the applicable Cox Radio Trust, after satisfaction of the liabilities of creditors of such Cox Radio Trust as required by applicable law, the holders of such trust securities will be entitled to receive, out of assets held by such Cox Radio Trust, the liquidation distribution in cash. See "Description of Trust Preferred Securities -- Liquidation of a Cox Radio Trust and Distribution of Junior Subordinated Debentures." Upon any voluntary or involuntary liquidation or bankruptcy of Cox Radio, the property trustee, as holder of the junior subordinated debentures, would be a creditor of Cox Radio, subordinated in right of payment to all senior indebtedness as set forth in the junior subordinated debenture indenture, but entitled to receive payment in full of principal and premium, if any, and interest in respect of such junior subordinated debentures, before any stockholders of Cox Radio receive payments or distributions.

      RELATIONSHIP AMONG THE TRUST PREFERRED SECURITIES, THE CORRESPONDING
        JUNIOR SUBORDINATED DEBENTURES OR OTHER DEBT SECURITIES AND THE
                        PREFERRED SECURITIES GUARANTEES

     Full and Unconditional Guarantee. Cox Radio will irrevocably guarantee payments of distributions and other amounts due on the trust preferred securities to the extent the applicable Cox Radio Trust has funds available for the payment of the distributions as and to the extent set forth under "Description of Preferred Securities Guarantees." Taken together, Cox Radio's obligations under the junior subordinated debentures, the securities resolution, the junior subordinated debenture indenture, the declaration of trust and the preferred securities guarantee agreements provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the full guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the applicable Cox Radio Trust's obligations under the trust preferred securities.

     If and to the extent that Cox Radio does not make payments on the junior subordinated debentures or other debt securities, the applicable Cox Radio Trust will not pay distributions or other amounts due on its trust preferred securities. A preferred securities guarantee does not cover payment of distributions when such Cox Radio Trust does not have sufficient funds to pay the distributions. In that event, the remedy for a holder of trust preferred securities is to institute a legal proceeding directly against Cox Radio for enforcement of payment of the distributions to such holder.

     Sufficiency of Payments. As long as all payments are made when due on the junior subordinated debentures or other debt securities, as the case may be, those payments will be sufficient to cover distributions and other payments due on the trust preferred securities. This is primarily because:

     - the aggregate principal amount of the junior subordinated debentures or other debt securities, as the case may be, will be equal to the sum of the aggregate stated liquidation amount of the trust preferred securities and trust common securities;

     - the interest rate and interest and other payment dates on the junior subordinated debentures to other debt securities, as the case may be, will match the distribution rate and distribution and other payment dates for the trust preferred securities;

     - Cox Radio, as borrower, has promised to pay any and all costs, expenses and liabilities of the applicable Cox Radio Trust except such Cox Radio Trust's obligations under its trust preferred securities; and

     - the declaration of trust provides that the applicable Cox Radio Trust will not engage in any activity that is not consistent with the limited purposes of such Cox Radio Trust.

     Cox Radio has the right to set-off any payment Cox Radio is otherwise required to make under the junior subordinated debenture indenture if and to the extent Cox Radio has already made, or is concurrently making, a payment under the applicable preferred securities guarantee agreement.

     Enforcement Rights of Holders of Trust Preferred Securities. A holder of a trust preferred security may institute a legal proceeding directly against Cox Radio to enforce its rights under the applicable preferred securities guarantee agreement without first instituting a legal proceeding against the preferred securities guarantee trustee, the applicable Cox Radio Trust or anyone else.

     Cox Radio's default or event of default under any other senior or subordinated indebtedness would not necessarily constitute a trust event of default. However, in the event of payment defaults under, or acceleration of, Cox Radio's senior or subordinated indebtedness, the subordination provisions of the applicable securities resolution will provide that no payments may be made in respect of the junior subordinated debentures or other debt securities until the senior or subordinated indebtedness has been paid in full or any payment default thereunder has been cured or waived. Cox Radio's failure to make required payments on any junior subordinated debentures or other debt securities would constitute a trust event of default.

     Limited Purpose of a Cox Radio Trust. The applicable Cox Radio Trust's trust preferred securities evidence undivided beneficial ownership interests in the assets of the applicable Cox Radio Trust, and each Cox Radio Trust exists for the sole purposes of issuing its trust preferred securities and trust common securities, investing the proceeds in junior subordinated debentures or other debt securities and engaging in only those other activities necessary, convenient or incidental to those purposes. A principal difference between the rights of a holder of a trust preferred security and a holder of a corresponding junior subordinated debenture or other debt securities is that a holder of a junior subordinated debenture or other debt securities is entitled to receive from Cox Radio the principal amount of and interest accrued on the corresponding junior subordinated debentures or other debt securities, while a holder of trust preferred securities is entitled to receive distributions from the applicable Cox Radio Trust, or from Cox Radio under the applicable preferred securities guarantee agreement, if and to the extent the applicable Cox Radio Trust has funds available for the payment of the distributions.

     Rights Upon Dissolution. Upon any voluntary or involuntary dissolution of a Cox Radio Trust involving the liquidation of the junior subordinated debentures or other debt securities, the holders of the trust preferred securities will be entitled to receive the liquidation distribution in cash, out of assets of such Cox Radio Trust and after satisfaction of creditors of such Cox Radio Trust as provided by applicable law. If Cox Radio becomes subject to any voluntary or involuntary liquidation or bankruptcy, the property trustee, as holder of the junior subordinated debentures or other debt securities, would be one of Cox Radio's junior subordinated creditors. The property trustee would be subordinated in right of payment to all of Cox Radio's senior indebtedness and subordinated indebtedness, but it would be entitled to receive payment in full of principal and interest before Cox Radio's stockholders receive payments or distributions. Cox Radio is the guarantor under the preferred securities guarantee agreements and pursuant to the junior subordinated debenture indenture, as borrower, has agreed to pay all costs, expenses and liabilities of the applicable Cox Radio Trust other than the applicable Cox Radio Trust's obligations to the holders of the trust preferred securities. Accordingly, in the event of Cox Radio's liquidation or bankruptcy the positions of a holder of trust preferred securities and of a holder of junior subordinated debentures or other debt securities are expected to be substantially the same relative to Cox Radio's other creditors and to Cox Radio's stockholders.

        DESCRIPTION OF STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

     Cox Radio may issue stock purchase contracts, representing contracts obligating holders to purchase from Cox Radio and Cox Radio to sell to the holders, a specified number of shares of Class A common stock at a future date or dates. The price per share of Class A common stock may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as a part of units, which are referred to as stock purchase units, consisting of a stock purchase contract and, as security for the holder's obligations to purchase the Class A common stock under stock purchase contracts, either:

     - senior debt securities, subordinated debt securities or junior subordinated debt securities of Cox Radio;

     - debt obligations of third parties, including U.S. Treasury securities; or

     - preferred securities of a Cox Radio Trust.

     The stock purchase contracts may require Cox Radio to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances Cox Radio may deliver newly issued prepaid stock purchase contracts, which are referred to as prepaid securities, upon release to a holder of any collateral securing such holder's obligations under the original stock purchase contract.

     The applicable prospectus supplement will describe the terms of any stock purchase contracts or stock purchase units and, if applicable, prepaid securities. The description in the prospectus supplement will not purport to be complete and will be qualified in its entirety by reference to the stock purchase contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such stock purchase contracts or stock purchase units and, if applicable, the prepaid securities and the document pursuant to which such prepaid securities will be issued.

                              PLAN OF DISTRIBUTION

     Cox Radio and the Cox Radio Trusts may sell the securities to one or more underwriters or dealers for public offering and sale by them, or it may sell the securities to investors directly or through agents. The accompanying prospectus supplement will set forth the terms of the offering and the method of distribution and will identify any firms acting as underwriters, dealers or agents in connection with the offering, including:

     - the name or names of any underwriters;

     - the purchase price of the securities and the proceeds to Cox Radio or the Cox Radio Trusts from the sale;

     - any underwriting discounts and other items constituting underwriters' compensation;

     - any public offering price;

     - any discounts or concessions allowed or reallowed or paid to dealers; and

     - any securities exchange or market on which the securities offered in the prospectus supplement may be listed.

Only those underwriters identified in such prospectus supplement are deemed to be underwriters in connection with the securities offered in the prospectus supplement.

     We may distribute the securities from time to time in one or more transactions at a fixed price or prices, which may be changed, or at prices determined as the prospectus supplement specifies. We may sell securities through a rights offering, forward contracts or similar arrangements. In connection with the sale of the securities, underwriters, dealers or agents may be deemed to have received compensation from Cox Radio in the form of underwriting discounts or commissions and also may receive commissions from securities purchasers for whom they may act as agent. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions from the purchasers for whom they may act as agent. Some of the underwriters, dealers or agents who participate in the securities distribution may engage in other transactions with, and perform other services for, Cox Radio and its subsidiaries in the ordinary course of business.

     Any underwriting discounts or other compensation which we pay to underwriters or agents in connection with the securities offering, and any discounts, concessions or commissions which underwriters allow to dealers, are set forth in the prospectus supplement. Underwriters, dealers and agents participating in the securities distribution may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on the resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with Cox Radio and the Cox Radio Trusts, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     Dow, Lohnes & Albertson, PLLC, of Washington, D.C., and Richards, Layton & Finger, P.A., Wilmington, Delaware, will pass upon the validity of the securities offered in the prospectus supplement for Cox Radio and the Cox Radio Trusts, respectively.

                                    EXPERTS

     The consolidated financial statements and the related financial statement schedule incorporated in this prospectus by reference from Cox Radio's Annual Report on Form 10-K for the year ended December 31, 1999, as amended, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of WEDR-FM, Miami, Florida; WFOX-FM, Atlanta, Georgia; WAPE-FM, Jacksonville, Florida; WFYV-FM, Jacksonville, Florida; WKQL-FM, Jacksonville, Florida; WMXQ-FM, Jacksonville, Florida; WOKV-AM, Jacksonville, Florida; WBWL-AM, Jacksonville, Florida; WPLR-FM, New Haven, Connecticut; WKHL-FM, Stamford-Norwalk, Connecticut; WSTC-AM Stamford-Norwalk, Connecticut; WEFX-FM, Stamford-Norwalk, Connecticut; and WNLK-AM, Stamford-Norwalk, Connecticut incorporated in this prospectus by reference from Cox Radio's current report on Form 8-K, dated August 30, 1999 and filed April 19, 2000, have been audited by Deloitte & Touche, LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The combined financial statements of WAPE-FM, Jacksonville, Florida; WFYV-FM, Jacksonville, Florida; WKQL-FM, Jacksonville, Florida; WMXQ-FM, Jacksonville, Florida; WOKV-AM, Jacksonville, Florida; WBWL-AM Jacksonville, Florida; WPLR-FM, New Haven, Connecticut; WKHL-FM, Stamford-Norwalk, Connecticut; WSTC-AM, Stamford-Norwalk, Connecticut; WEFX-FM, Stamford-Norwalk, Connecticut; and WNLK-AM, Stamford-Norwalk, Connecticut incorporated in this prospectus by reference from Cox Radio's current report on Form 8-K, dated August 30, 1999 and filed April 19, 2000, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

     The financial statements of Marlin Broadcasting, Inc. incorporated in this prospectus by reference from Cox Radio's current report on Form 8-K, dated August 30, 1999 and filed April 19, 2000, have been audited by Ernst & Young LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

     Cox Radio is subject to the informational requirements of the Securities Exchange Act and files reports, proxy statements and other information with the SEC. Cox Radio's SEC filings are available over the Internet at the SEC's web site at http://www.sec.gov. You also may read and copy any document Cox Radio files at the SEC's public reference rooms in Washington, D.C., New York and Chicago or obtain copies of such materials by mail. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges, as well as the Public Reference Section's charges for mailing copies of the documents Cox Radio has filed.

     You can also inspect and copy any of our SEC filings at the offices of the New York Stock Exchange, Inc., located at 20 Broad Street, New York, New York, 10005.

                     INFORMATION INCORPORATED BY REFERENCE

     Cox Radio filed the following documents with the SEC. SEC rules permit Cox Radio to incorporate these filings by reference into this prospectus. By incorporating our SEC filings by reference they are made a part of this prospectus.

     - Annual Report on Form 10-K for the year ended December 31, 1999;

     - Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 1999;

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

     - Current Report on Form 8-K, dated August 30, 1999 and filed April 19, 2000; and

     - Registration Statement on Form 8-A.

     All documents which Cox Radio will file with the SEC, under the terms of Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, after the date of this prospectus and prior to the termination of any offering of securities offered by this prospectus shall be deemed to be incorporated by reference in, and to be a part of, this prospectus from the date such documents are filed. Cox Radio's SEC file number for Securities Exchange Act documents is 1-12187. Cox Radio will provide without charge, to any person who receives a copy of this prospectus and the accompanying prospectus supplement, upon such recipient's written or oral request, a copy of any document this prospectus incorporates by reference, other than exhibits to such incorporated documents, unless such exhibits are specifically incorporated by reference in such incorporated document. Requests should be directed to:

                                Richard Jacobson
                          Vice President and Treasurer
                                Cox Radio, Inc.
                             1400 Lake Hearn Drive
                             Atlanta, Georgia 30319
                           Telephone: (404) 843-5000

     Any statement contained in this prospectus or in a document incorporated in, or deemed to be incorporated by reference to, this prospectus shall be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in:

     - the prospectus;

     - the accompanying prospectus supplement; or

     - any other subsequently filed document which also is incorporated in, or is deemed to be incorporated by reference to, this prospectus;

modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     Cox Radio has not included or incorporated by reference separate financial statements of the Cox Radio Trusts into this prospectus. Cox Radio does not consider such financial statements to be material to holders of the trust preferred securities of the Cox Radio Trusts because:

     - all of the voting securities of the Cox Radio Trusts will be owned, directly or indirectly, by Cox Radio, a reporting company under the Securities Exchange Act of 1934;

     - each of the Cox Radio Trusts is a special purpose entity, has no operating history, has no independent operations and is not engaged in, and does not propose to engage in, any activity other than issuing securities representing undivided beneficial interests in the assets of such Cox Radio Trust and investing the proceeds thereof in junior subordinated debentures or other debt securities issued by Cox Radio; and

     - Cox Radio's obligations described in this prospectus and in any accompanying prospectus supplement under the declaration of trust of a Cox Radio Trust, the preferred securities guarantee issued by Cox Radio with respect to the trust preferred securities issued by such Cox Radio Trust, the debt securities or junior subordinated debentures of Cox Radio purchased by the Cox Radio Trusts and the applicable indenture pursuant to which such debt securities or junior subordinated debentures are issued, taken together, constitute direct obligations of Cox Radio and a full and unconditional guarantee of the trust preferred securities of each such Cox Radio Trust.

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                                (COX RADIO LOGO)